UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

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☒	Definitive proxy statement.
☐	Definitive additional materials.
☐	Soliciting material pursuant to Section 240.14a-12

UAL Corporation
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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March 26, 2007

Dear Fellow Owner:

On behalf of the Board of Directors, I’m pleased to invite you to the 2007 Annual Meeting of Stockholders of UAL Corporation. A notice of the 2007 Annual Meeting and Proxy Statement follow. You will also find your proxy card and the 2006 Annual Report. Please read the enclosed information carefully before voting your proxy.

I am pleased to inform you that you have three ways to vote your proxy. We encourage you to use the first option, vote by Internet, if possible.

1.      VOTE BY INTERNET at http://www.investorvote.com

2.      VOTE BY PHONE by dialing 1-800-652-8683

3.      VOTE BY MAIL, by signing and dating the proxy card enclosed in this package and returning it in the postage paid envelope that is provided

Your vote is important. Please take a moment now to vote, even if you plan to attend the meeting, and thank you for your continued support of United Airlines.

Sincerely,

Glenn F. Tilton

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 10, 2007

DATE:	Thursday, May 10, 2007
TIME:	10:30 a.m.
PLACE:	The Field Museum The James Simpson Theater 1400 South Lake Shore Drive Chicago, IL 60605

MATTERS TO BE VOTED ON:

1.                                      Election of the following members of the Board of Directors:

-                       Ten directors, to be elected by holders of Common Stock

-                       One ALPA director, to be elected by the holder of Class Pilot MEC Junior Preferred Stock

-                       One IAM director, to be elected by the holder of Class IAM Junior Preferred Stock

2.                                      Any other matters that may be properly brought before the meeting.

Paul R. Lovejoy Senior Vice President, General Counsel and Secretary
Chicago, Illinois March 26, 2007

PROXY STATEMENT

General Information

This Proxy Statement is furnished to you by our Board of Directors in connection with the solicitation of your proxy to be voted at the Annual Meeting of Stockholders to be held on Thursday, May 10, 2007, at 10:30 a.m. at The Field Museum, 1400 South Lake Shore Drive, Chicago, IL 60605. This Proxy Statement and the proxy card are being mailed to you on approximately March 26, 2007. “We”, “our”, “us” and the “Company” refers to UAL Corporation.

Stockholders sharing an address and receiving multiple copies of Proxy Statements may request delivery of a single copy. To request delivery of a single copy of the Proxy Statement, stockholders may submit a request by writing to the Corporate Secretary’s Office, UAL Corporation, 77 W. Wacker Drive, Chicago, IL 60601 or by calling the Corporate Secretary’s Office at (312) 997-8000.

Voting Rights and Proxy Information

How do I vote?

--      Vote by Internet

You can vote via the Internet by logging onto http://www.investorvote.com and following the prompts using your six digit control number located on your proxy card. This vote will be counted immediately and there is no need to send in your proxy card.

--      Vote by Telephone

The telephone voting procedure is simple and fast. Dial the 1-800 number on your proxy card and listen for further directions. You must have a touch-tone phone in order to respond to the questions. This vote will be counted immediately and there is no need to send in your proxy card.

You can save our Company money if you use the vote by internet or telephone options.

--      Vote by Proxy Card

Shares eligible to be voted, and for which a properly signed proxy card is returned, will be voted in accordance with the instructions specified on the proxy card. If you do not mark any instructions, your shares will be voted in favor of proposal 1.

Who is entitled to vote?

You are entitled to vote if our records show that you held your shares at the close of business on March 12, 2007. This date is known as the “record date” for determining who receives notice of the meeting and who is entitled to vote.

The following chart shows the number of shares of each class of our voting stock outstanding as of the record date, the number of holders of each class as of the record date entitled to vote at the meeting, the aggregate and per share votes for shares of each class for all matters on which the shares vote, and the class of directors the class is entitled to elect.

Title of Class	Shares Outstanding	Aggregate # of Votes	Holders of Record	Votes per Share	Voting for Directors
					Class elects
Common Stock	112,763,520	112,763,520	1,187	1	10 directors
Class Pilot					Class elects
MEC Junior	1	1	1 (ALPA-MEC)	1	1 ALPA director
Preferred Stock
Class IAM					Class elects
Junior Preferred	1	1	1 (IAM)	1	1 IAM director
Stock

What classes of stock vote for which matter and what is the vote required?

The holders of common stock and the Class Pilot MEC and Class IAM Junior Preferred Stock will vote together as a single class on all items at the Annual Meeting except the election of directors. The presence in person or by proxy of the holders of a majority of the total voting power of the shares of all the classes outstanding on the record date is necessary to constitute a quorum at the meeting for all items of business other than the election of directors.

The presence in person or by proxy of the holders of a majority of the total voting power of the outstanding shares entitled to vote on the election of a particular class of director(s) is necessary to constitute a quorum at the meeting for voting on that matter.

Under the Delaware General Corporation Law and our Bylaws, provided a quorum is present, (1) the affirmative vote of the holders of the shares of capital stock representing a plurality of the votes present in person or by proxy at the meeting and entitled to be cast on the matter will be required to elect the directors to be elected by the applicable class of capital stock and (2) the affirmative vote of the holders of the shares of capital stock representing a majority of the votes present in person or by proxy at the meeting and entitled to be cast on the matter will be required to approve any other matters.

How do abstentions and broker non-votes work?

Abstentions will have the effect of a vote against the matters presented for a vote of the stockholders (other than the election of directors). This is because abstaining shares are considered present and unvoted, which means they have the same effect as votes against the matter. Abstentions have no effect on the election of directors. Broker non-votes will be counted for purposes of establishing a quorum but will otherwise have no effect on the outcome of the vote on any of the matters presented for your vote.

How does the proxy voting process work?

If the proxy card is voted properly by using the Internet or telephone procedures specified or is properly dated, signed and returned by mail, the proxy will be voted at the Annual Meeting in accordance with the instructions indicated by it. Our Board does not know of any matters, other than as described in this notice of Annual Meeting and Proxy Statement, which are to come before the Annual Meeting. If a proxy is given, the persons named in the proxy will have authority to vote in accordance with their best judgment on any other matter that is properly presented at the meeting for action, including any proposal to adjourn or concerning the conduct of the meeting.

If a quorum is not present at the time the Annual Meeting is convened for any particular purpose, or if for any other reason we believe that additional time should be allowed for the solicitation of proxies, we may adjourn the meeting with the vote of the stockholders then present. The persons named in the proxy may vote any shares of capital stock for which they have voting authority in favor of an adjournment.

How are my shares voted if I do not indicate how to vote on the proxy card?

If no instructions are indicated, proxies will be voted for the election of directors of the class on which the shares represented by the proxy card are entitled to vote.

How do I revoke a proxy?

Any proxy may be revoked by the person giving it at any time before it is voted. We have not established any specified formal procedure for revocation. A proxy may be revoked by a later proxy delivered using the Internet or telephone voting procedures or by written notice mailed to the Corporate Secretary. Attendance at the Annual Meeting will not automatically revoke a proxy, but a holder of common stock in attendance may request a ballot and vote in person, which revokes a prior granted proxy.

How are proxies being solicited and who pays solicitation expenses?

Proxies are being solicited by the Board of Directors on behalf of the Company. All expenses of the solicitation, including the cost of preparing and mailing this Proxy Statement, will be borne by us. In addition to solicitation by use of mails, proxies may be solicited by our directors, officers and employees in person or by telephone or other means of communication. These individuals will not be additionally compensated, but may be reimbursed for out-of-pocket expenses associated with solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation material to beneficial owners of common stock and voting preferred stock held of record, and we may reimburse these individuals for their reasonable expenses. We have not engaged an outside proxy solicitor.

What do I need to get into the Annual Meeting?

--      Stockholders of Record

If you are a stockholder of record on March 12, 2007, you (or your duly appointed proxy holder) are entitled to attend the meeting. Certain procedures have been adopted to ensure that UAL’s stockholders can check in efficiently when entering the meeting.

If you are a record holder (or a record holder’s duly appointed proxy) and you do not have an admittance card with you at the meeting, you will be admitted upon verification of ownership at the stockholder’s registration desk. The admission ticket is located on the lower portion of your proxy card.

--      Stockholders through Intermediaries

Persons who own stock through brokers, trustees, plans or in “street name” and not directly through ownership of stock certificates are considered beneficial owners. Beneficial owners of record on March 12, 2007 can obtain admittance cards only at the stockholder’s registration desk by presenting evidence of common stock ownership. This evidence could be a proxy from the institution that is the record holder of the stock or your most recent bank or brokerage firm account statement that includes the record date, along with proper identification.

Requests for proxies from brokers, trustees or fiduciaries should be processed as described in the accompanying materials.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Except where you withhold authority, your proxy will be voted at our 2007 Annual Meeting of Stockholders or any adjournments or postponements for the election of the nominee(s) named below for a term of one year and until his or her successor is duly elected and qualified. Incumbent directors will hold office until the Annual Meeting and until their successors are elected and qualified, subject to the director’s earlier death, retirement or removal. Our Board of Directors expects all nominees named below, all of whom currently serve on our Board of Directors, to be available for election.

As described in “Compensation Discussion and Analysis – Recent Company History,” the Company filed voluntary petitions to reorganize its businesses on December 9, 2002. Upon emergence from bankruptcy protection on February 1, 2006, the Board of Directors was comprised of five directors named by the Company, five directors named by the Official Committee of Unsecured Creditors (OCUC) and two union representatives. The five directors named by the Company were W. James Farrell, Robert S. Miller, James J. O’Connor, Glenn F. Tilton and John H. Walker, each of whom were serving as directors prior to the Company’s emergence from bankruptcy protection. The five directors named by the OCUC were Richard J. Almeida, Walter Isaacson, Robert D. Krebs, David J. Vitale and Janet Langford Kelly. The union representatives on the Board were Mark A. Bathurst and Stephen R. Canale, each of whom had been serving as a union representative on the Board prior to the Company’s emergence from bankruptcy protection. Ms. Kelly resigned from the Board effective July 20, 2006 and Mary K. Bush was appointed by the Board on July 27, 2006 to fill this vacancy effective September 1, 2006. The other 11 members of the Board have remained the same since February 1, 2006.

Directors to be Elected by Common Stock

Ten directors are to be elected by the holders of common stock. Each director has served continuously as since the date of his or her appointment. The principal occupations for the past five years and other directorships held by the nominees are set forth below.

If a nominee unexpectedly becomes unavailable before election, proxies from holders of common stock may be voted for another person designated by the Board or the appropriate Board committee as required by our charter. No persons other than our directors are responsible for the naming of nominees.

Nominee		(1) Principal Occupation (2) Directorships	Age	Director Since
Richard J. Almeida	(1)	Retired Chairman and Chief Executive Officer of Heller Financial, Inc. (commercial finance and investment company) (1995–2001).	64	2006
	(2)	Director, Corn Products International and eFunds Corporation.
Mary K. Bush	(1)	President of Bush International (global consulting firm) (1991–Present).	58	2006
	(2)	Director, Briggs & Stratton, Brady Corporation, the Pioneer Family of Mutual Funds and ManTech International Corporation.

W. James Farrell	(1)	Retired Chairman and Chief Executive Officer of Illinois Tool Works, Inc. (manufacturing and marketing of engineered components) (1995–2006).	64	2001
	(2)	Director Allstate Insurance Company, Abbott Laboratories and 3M Company.
Walter Isaacson	(1)	President and Chief Executive Officer of The Aspen Institute (international education and leadership institute) (2003–Present); Chairman and Chief Executive Officer of CNN (cable television news network) (2001–2003).	53	2006
	(2)	Director, Readers Digest Association, Inc.
Robert D. Krebs	(1)	Retired Chairman of Burlington Northern Santa Fe Corporation (transportation) (2000–2002); Chairman and Chief Executive Officer of Burlington Northern Santa Fe Corporation (1999–2000).	64	2006
Robert S. Miller	(1)	Chairman and Chief Executive Officer of Delphi Corporation (global supplier of vehicle electronics, transportation components and integrated systems that filed for protection under federal bankruptcy laws on October 8, 2005) (2005–Present); Non-Executive Chairman of the Board, Federal Mogul Corporation (auto parts supplier that filed for protection under federal bankruptcy laws on October 1, 2001) (2004–2005); Chairman and Chief Executive Officer, Bethlehem Steel Corporation (steel manufacturer that filed for protection under federal bankruptcy laws on October 15, 2001) (2001–2003).	65	2003
	(2)	Director, Symantec Corporation.
James J. O’Connor	(1)	Retired Chairman and Chief Executive Officer of Unicom Corporation (holding company) (1994–1998) and its wholly owned subsidiary, Commonwealth Edison Company (1980–1998) (supplier of electricity).	70	1984
	(2)	Director, Armstrong World Industries, Inc., Corning, Incorporated and Smurfit-Stone Container Corporation.
Glenn F. Tilton	(1)	Chairman, President and Chief Executive Officer of UAL Corporation (holding company) and its wholly owned subsidiary United Air Lines, Inc. (air transportation) (2002–Present); Vice Chairman of ChevronTexaco Corporation (global energy) (2001–2002); Chairman and Chief Executive Officer of Texaco Inc. (global energy) (2001).	58	2002
	(2)	Director, TXU Corporation.
David J. Vitale	(1)	Chief Administrative Officer of the Chicago Public Schools (education) (2003–Present); private investor (2002–2003); President and Chief Executive Officer of the Chicago Board of Trade (futures and options exchange) (2001–2002).	60	2006
	(2)	Director, DNP Select Income Fund, Inc., DTF Tax-Free Income Inc. and Duff & Phelps Utility and Corporate Bond Trust.

John H. Walker	(1)	Former Chief Executive Officer and President of the Boler Company (transportation manufacturer) (2003–2006); Chief Executive Officer (2001–2003) and President and Chief Operating Officer (2000–2001) of Weirton Steel Corporation (steel manufacturer that filed for protection under federal bankruptcy laws on May 19, 2003).	49	2002
	(2)	Director, Delphi Corporation.

Directors to be Elected by Other Classes of Stock

The following classes of directors are to be elected by the holders of certain classes of our stock other than common stock. THE HOLDERS OF COMMON STOCK DO NOT VOTE ON THE ELECTION OF THESE DIRECTORS. Each nominee was previously elected or appointed by the holders of the applicable class of our stock and has served continuously as a director since the date of his or her first election or appointment. If a nominee unexpectedly becomes unavailable before election, or we are notified that a substitute nominee has been selected, votes will be cast pursuant to the authority granted by the proxies from the respective holder(s) for the person who may be designated as a substitute nominee.

ALPA Director – Elected by Class Pilot MEC Junior Preferred Stock

One ALPA director (as defined in our charter) is to be elected by the United Airlines Pilots Master Executive Council of the Air Line Pilots Association, International (the “ALPA-MEC”), the holder of our Class Pilot MEC Junior Preferred Stock. The ALPA-MEC has nominated and intends to re-elect Mark A. Bathurst as the ALPA director.

Nominee		(1) Principal Occupation (2) Other Business Affiliations	Age	Director Since
Mark A. Bathurst	(1)	Chairman of ALPA-MEC (Air Line Pilots Association) (2004–Present); Captain, United Airbus 320 (1996–Present).	56	2004

IAM Director – Elected by Class IAM Junior Preferred Stock

One IAM director (as defined in our charter) is to be elected by the International Association of Machinists and Aerospace Workers (the “IAM”), the holder of our Class IAM Junior Preferred Stock. The IAM has nominated and intends to re-elect Stephen R. Canale as the IAM director.

Nominee		(1) Principal Occupation (2) Other Business Affiliations	Age	Director Since
Stephen R. Canale	(1)	President and Directing General Chairman of the IAM District Lodge 141 (International Association of Machinists and Aerospace Workers) (1999–Present).	62	2002

CORPORATE GOVERNANCE

The business and affairs of the Company are managed by or under the direction of the Board of Directors. Our Board of Directors held a total of 11 meetings in 2006. All directors attended 75 percent or more of the Board meetings and committee meetings of which they were members. Members of the Board of Directors are expected to attend the Annual Meeting of Stockholders absent exceptional cause.

Corporate Governance Guidelines

The Company has adopted Corporate Governance Guidelines, which are available on the Company’s website www.united.com by following the links “About United – Investor Relations – Governance,” and selecting “Corporate Governance Guidelines.”

Director Independence

The Board of Directors made a determination that all of the current members of the Board and all of the former directors who served as members of the Board during 2006 are “independent” other than Messrs. Bathurst, Canale and Tilton under the corporate governance rules of the NASDAQ Global Select Market (“Nasdaq”) with the assistance of the categorical standards adopted by the Board in the UAL Corporation Corporate Governance Guidelines (see below). Messrs. Bathurst, Canale and Tilton are not independent because each is an employee of United Air Lines, Inc., a wholly owned subsidiary of UAL Corporation. There are no family relationships among the executive officers or the directors of the Company.

The Board has established these categorical standards to assist it in determining whether a director has any direct or indirect material relationship with the Company. A director is independent if, within the three years preceding the determination:

•       the director was not an employee of the Company and none of the director’s immediate family members was an executive officer of the Company;

•       the director, and each immediate family member of the director, did not receive any compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•       the (1) director, and each immediate family member of the director, was not a partner of a firm that is the internal or external auditor of the Company, (2) the director was not a current employee of the firm, (3) the director did not have an immediate family member who was a current employee of the firm and who participated in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (4) the director, and each immediate family member, was not within the last three years a partner or employee of the firm and personally worked on the Company’s audit within that time;

•       the director, and each immediate family member of the director, was not employed as an executive officer of another company where any of the Company’s executive officers at the same time serves or served on the other company’s compensation committee;

•       the director was not an affiliate, executive officer or employee of, and each immediate family member of the director was not an affiliate or executive officer of, another company that makes payments to, or receives payments from, the Company for property or services in an amount that, in any of the last three fiscal years accounted for at least two percent (2%) or $1 million, whichever is greater, of such other company’s consolidated gross revenues;

•       the director, and each immediate family member of the director, was not an affiliate or executive officer of another company which was indebted to the Company, or to which the Company was indebted, where the total amount of indebtedness (to and of the Company) exceeded two percent (2%) of the total consolidated assets of such other company or the Company;

•       the director, and each immediate family member of the director, was not an officer, director or trustee of a charitable organization where the Company’s (or an affiliated charitable foundation’s) annual charitable contributions to such charitable organization exceeded the greater of $1 million or two percent (2%) of that organization’s consolidated gross revenues; and

•       the director has not been a party to a personal services contract with the Company, the Chairman, any executive officer of the Company or any affiliate of the Company.

For purposes of these categorical standards, (i) an “immediate family member” of a director includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such director’s home and (ii) an “affiliate” includes a general partner of a partnership, a managing member of a limited liability company or a stockholder of a corporation controlling more than 10% of the voting power of the corporation’s outstanding common stock.

The Board will annually review all relationships between the Company and its outside directors and publicly disclose the Board’s determination as to the independence of the outside directors.

Executive Sessions of Non-Management Directors

The non-management directors of the Company meet regularly outside the presence of the management directors (no less frequently than semiannually). The non-management directors designate a Lead Director who is the non-management director to preside over each non-management director executive session. Mr. O’Connor has been designated the Lead Director by the Board of Directors.

Communications with the Board

Stockholders and other interested parties may contact the UAL Board of Directors as a whole, or any individual member, by one of the following means: (i) writing to the UAL Board of Directors, UAL Corporation, c/o the Corporate Secretary’s Office, 77 W. Wacker Drive, Chicago, IL 60601; or (ii) by emailing the UAL Board at UALBoard@united.com.

Stockholders may communicate to the Board on an anonymous or confidential basis. The UAL Board has designated the General Counsel and the Corporate Secretary’s Office as its agents for receipt of communications. All communications will be received, processed and initially reviewed by the Corporate Secretary’s Office. The Corporate Secretary’s Office generally does not forward communications that are not related to the duties and responsibilities of the Board, including junk mail, service complaints, employment issues, business suggestions, job inquires, opinion surveys and business solicitations. The Corporate Secretary’s Office maintains all communications and they are all available for review by any member of the Board at his or her request.

The Lead Director is promptly advised of any communication that alleges management misconduct or raises legal, ethical or compliance concerns about Company policies and practices. The Lead Director receives periodic updates from the Corporate Secretary’s Office on other communications from stockholders and he or she determines which of these communications he or she desires to review, respond to or refer to another member of the Board.

Code of Ethics

The Company has adopted a code of business conduct and ethics for directors, officers (including UAL’s principal executive officer, principal financial officer and principal accounting officer or controller) and employees. The “Code of Business Conduct” is available on the Company’s website www.united.com under “About United – Investor Relations – Governance – Code of Conduct.”

Nominations for Directors

As described below, our Nominating/Governance Committee identifies and recommends for nomination individuals qualified to be Board members, other than directors appointed by holders of preferred stock of the Company. The Committee identifies directors through a variety of means, including suggestions from members of the Committee and the Board and suggestions from Company officers, employees and others. The Committee may retain a search firm to identify director candidates for Board positions (other than those elected by holders of shares of preferred stock of the Company). In addition, the Committee considers nominees for director positions suggested by stockholders.

Holders of common stock may submit director candidates for consideration (other than those elected by holders of shares of preferred stock of the Company) by writing to the Chairman of the Nominating/Governance Committee, c/o the Corporate Secretary’s Office, UAL Corporation, 77 W. Wacker Drive, Chicago, IL 60601. Stockholders must provide the recommended candidate’s name, biographical data and qualifications.

A candidate for election as a director of the Board (other than those elected by holders of shares of preferred stock of the Company) should possess a variety of characteristics. Candidates for director positions recommended by stockholders must be able to fulfill the independence standards established by the Board as set forth above under “Director Independence” and as set forth in the Company’s Corporate Governance Guidelines, which are available at www.united.com. The Board seeks independent directors from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. A candidate for director should have experience in positions with a high degree of responsibility and be selected based upon contributions they can make to the Board and upon their willingness to devote adequate time and effort to Board responsibilities. In making this assessment, the Committee will consider the number of other boards on which the candidate serves and the other business and professional commitments of the candidate.

The candidate should also have the ability to exercise sound business judgment to act in what he or she reasonably believes to be in the best interests of the Company and its stockholders. No candidate shall be eligible for election or reelection as a director if at the time of such election he or she is 73 or more years of age.

Submissions of candidates who meet the criteria for director nominees approved by the Board will be forwarded to the Chairman of the Nominating/Governance Committee for further review and consideration. The Committee reviews the qualifications of each candidate and makes a recommendation to the full Board. The Committee considers all potential candidates in the same manner and by the same standards regardless of the source of the recommendation and acts in its discretion in making recommendations to the full Board. The invitation to join the Board (other than with respect to any director who is elected by the shares of preferred stock of the Company) is extended by the entire Board through the Chairman of the Board or the Chairman of the Nominating/Governance Committee.

Committees of the Board

The Board of Directors has Audit, Executive, Finance, Human Resources, Nominating/Governance, and Public Responsibility Committees. The Human Resources Committee has a Human Resources Subcommittee, as described below. The Audit Committee, Finance Committee, Human Resources Subcommittee and the Nominating/Governance Committee are comprised solely of independent directors. Below are the names of current committee members and a summary of the functions performed by the committees during 2006.

COMMITTEE MEMBERSHIP
	AUDIT		EXECUTIVE		FINANCE		HUMAN RESOURCES		HUMAN RESOURCES SUBCOMMITTEE		NOMINATING/ GOVERNANCE		PUBLIC RESPONSIBILITY
Richard J. Almeida	X						X		X
Mark A. Bathurst							X						X
Mary K. Bush	X												X
Stephen R. Canale							X						X
W. James Farrell			X		X		X	*	X	*	X
Walter Isaacson			X		X						X		X	*
Robert D. Krebs					X	*							X
Robert S. Miller	X												X
James J. O’Connor			X		X		X		X		X	*
Glenn F. Tilton			X	*
David J. Vitale	X	*	X				X		X
John H. Walker	X						X		X

Key:	X = Current Committee Assignment
* = Chairman

Audit Committee

UAL Corporation has a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met eight times during 2006 and is comprised of five independent members as independence is defined by applicable listing standards of the Nasdaq. The Board of Directors of UAL Corporation has determined that each of the Audit Committee members is an audit committee financial expert as defined by SEC rules. The Audit Committee has adopted a written charter, which is available on the Company’s website www.united.com by following the links “About United — Investor Relations — Governance — Committees,” and selecting “Audit Committee.”

The Audit Committee is responsible for the oversight of (i) the integrity of the Company’s financial statements, the accounting and financial reporting processes and audits of the financial statements, and adequacy of the Company’s system of disclosure controls and internal controls for financial reporting, (ii) the Company’s compliance with legal and regulatory requirements and ethical standards, (iii) the outside auditors’ qualifications and independence, and (iv) the performance of the Company’s internal audit function and outside auditors. The Audit Committee provides an open avenue of communication between the outside auditors, the internal auditors, management and the Board. The Audit Committee also prepares an audit committee report as required by the SEC, which is set forth on page 70 under “Audit Committee Disclosures — Audit Committee Report.”

Executive Committee

The Executive Committee did not meet during 2006. The Executive Committee has adopted a written charter, which is available on the Company’s website www.united.com by following the links “About United — Investor Relations — Governance — Committees,” and selecting “Executive Committee.” The Executive Committee is authorized to exercise the powers, subject to certain limitations, of the Board in the management of the business and affairs of the Company, excluding any powers granted by the Board, from time to time, to any other committee of the Board.

Finance Committee

On February 22, 2007, the Board approved the formation and designation of a new Finance Committee. A written charter was adopted on March 22, 2007, which is available on the Company’s website www.united.com by following the links “About United — Investor Relations — Governance — Committees,” and selecting “Finance Committee.” The Finance Committee is responsible for, among other things, the review of capital plans and budgets, cash management plans and activities, new business opportunities, financial transactions and proposed issuances of securities.

Human Resources Committee and Subcommittee

The Human Resources Committee met twice during 2006 and has adopted a written charter, which is available on the Company’s website www.united.com by following the links “About United — Investor Relations — Governance — Committees,” and selecting “Human Resources Committee.” The Human Resources Committee is responsible for the review of significant labor relations and human resources strategies of the Company.

The Company also has a Human Resources Subcommittee (the “Subcommittee”), which is comprised of five of the seven members of the Human Resources Committee. Each member of the Subcommittee is independent as defined by applicable listing standards of the Nasdaq. The Subcommittee met 13 times in 2006 and does not have a separate charter.

Subcommittee Role in Determining Executive Compensation

The Subcommittee serves the role of a traditional compensation committee. The Subcommittee is responsible for (i) oversight of the administration of the Company’s compensation plans (other than plans covering only directors of the Company), including the equity-based plans and executive compensation programs of the Company, (ii) evaluation and establishment of the compensation of the executive officers of the Company, and (iii) review of the adequacy of the compensation plans of the subsidiaries of the Company in which the designated senior officers of the Company’s subsidiaries participate. The Subcommittee also reviews and makes recommendations to the Board with respect to the adoption (or submission to stockholders for approval) or amendment of such executive compensation plans and all equity-based plans. Furthermore, the Subcommittee exercises the powers and performs the duties, if any, assigned to it from time to time under any compensation or benefit plan of the Company or any of its subsidiaries.

The Subcommittee performs a review, at least annually, of the goals and objectives for the CEO as set by the Nominating/Governance Committee and applies them to the Nominating/Governance Committee’s review of the CEO’s performance. The Subcommittee has the sole authority to set the CEO’s compensation based on this evaluation. The Subcommittee also reviews and approves at least annually the compensation of each other executive officer of the Company and the designated senior officers of its subsidiaries. With respect to executive compensation, the Subcommittee oversees the annual performance evaluation process of the executive officers of the Company (other than the CEO).

The Subcommittee has delegated to the CEO the interpretative authority under the UAL Corporation Management Equity Incentive Plan (the “MEIP”) for interpretations and determinations relating to the grant of stock awards to eligible participants other than officers of the Company and United, and the modification of the terms of a participant’s award following termination of employment. Additionally, the CEO, together with the Vice President - HR Strategy and the Senior Vice President - Human Resources, makes recommendations to the Subcommittee regarding compensation of the officers who report directly to him. The Subcommittee has the authority to review, approve and revise these recommendations as it deems appropriate.

The Subcommittee has the sole authority to retain and terminate any compensation consultant hired to assist in the evaluation of the compensation of the CEO, other officers of the Company and the designated senior officers of the Company’s subsidiaries, including sole authority to approve compensation consultant fees and other terms of engagement. It has the authority, without having to seek Board approval, to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors as it deems advisable.

Towers Perrin served as the Company’s and the compensation committee’s compensation consultant from late 1990 until August 2006. Towers Perrin was engaged by the Company during prior years to review all elements of compensation including: (i) base salaries; (ii) compensation programs; (iii) short and long term incentive programs; and (iv) various other compensation matters. Upon the Company’s emergence from bankruptcy, the membership of the Subcommittee changed and the Subcommittee felt it appropriate at that time to engage in a search for a new compensation consultant.

On August 3, 2006, the Subcommittee engaged Hewitt Associates LLC (“Hewitt”) to advise the Subcommittee on executive compensation matters. Upon request by the Subcommittee, Hewitt reviews certain compensation practices and make recommendations consistent with market trends and data and applicable technical and regulatory considerations. The scope of Hewitt’s engagement is consistent with the scope of the work performed by Towers Perrin and in addition includes the following: (i) preparation for and attendance at Subcommittee meetings and select Board of Director and management meetings; (ii) assistance with the review, design, and market prevalence of executive compensation or benefit programs; (iii) ongoing support with respect to regulatory and accounting considerations impacting executive compensation and benefit programs; and (iv) perform competitive market pay analyses, including Total Compensation Measurement™ (TCM™) studies, proxy data studies, dilution analyses and market trends. Hewitt has been directed to work with Company management to prepare the appropriate data, materials and proposals for the Subcommittee.

Nominating/Governance Committee

All of the members of the Nominating/Governance Committee are independent as defined by applicable listing standards of the Nasdaq. The Committee met ten times during 2006 and has adopted a written charter, which is available on the Company’s website www.united.com by following the links “About United – Investor Relations – Governance – Committees,” and selecting “Nominating/Governance Committee.”

The Nominating/Governance Committee is responsible for, among other things, (i) identification and recommendation for nomination individuals qualified to be Board members, other than directors appointed by holders of preferred stock of the Company, (ii) development, recommendation and periodic review of Corporate Governance Guidelines for the Company and oversight of  corporate governance matters, (iii) evaluation of the performance of the Chief Executive Officer of the Company and coordination of CEO searches, (iv) coordination of an annual evaluation of the Board and (v) making recommendations with respect to director compensation. In discharging its duties, the Nominating/Governance Committee has the authority to conduct or authorize investigations into any matters within the Committee’s scope of responsibilities. The Nominating/Governance Committee can form and delegate authority to subcommittees.

The Committee has the sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm’s fees and other terms of engagement. Furthermore, it has the authority, without Board approval, to obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors as it deems advisable.

Nominating/Governance Committee Role in Recommending Director Compensation

The Nominating/Governance Committee makes recommendations to the Board regarding (i) the form and amount of director compensation and (ii) directors’ indemnification and insurance matters. It administers the compensation plans for directors of the Company. The Nominating/Governance Committee has not delegated any authority with respect to director compensation matters, and no executive officer plays a role in determining amounts of director compensation.

In early 2006, Towers Perrin was engaged by the Company and the Committee to review director compensation in connection with the Company’s emergence from bankruptcy. Towers Perrin was asked to review director compensation at various companies similarly situated to the Company at that time and at other airlines, as well as companies of comparable size outside the airline industry. Since August 3, 2006, Hewitt has advised the Company with respect to certain director compensation matters. Such matters include, among other things, a review and market analysis of board of director pay.

Public Responsibility Committee

The Public Responsibility Committee met four times during 2006 and has adopted a written charter, which is available at www.united.com by following the links “About United — Investor Relations — Governance — Committees,” and selecting “Public Responsibility Committee.” The Public Responsibility Committee is responsible for (i) the review and recommendation to the Board of the Company’s policies and positioning with respect to social responsibility and public policy, including those that relate to safety (including workplace safety and security) and the environment; political and governmental policies; consumer affairs; civic activities and business practices that impact communities in which the Company does business; and charitable, political, social and educational organizations,

(ii) oversight of management’s identification, evaluation and monitoring of the social, political and environmental trends, issues and concerns, domestic and international, that affect or could affect the Company’s reputation, business activities and performance or to which the Company could make a meaningful contribution and (iii) the review and recommendation to the Board concerning the Company’s general philosophy regarding diversity, including as it relates to Company policies and practices in areas other than employee diversity.

Human Resources Subcommittee Interlocks and Insider Participation

The members of the Human Resources Subcommittee are W. James Farrell (Chairman), Richard J. Almeida, James J. O’ Connor, David Vitale and John H. Walker. Mr. Canale and Captain Bathurst serve on the Human Resources Committee, but not the Human Resources Subcommittee. Mr. Canale and Captain Bathurst are employees of United. Captain Bathurst is the Chairman of the ALPA-MEC and an officer of ALPA. ALPA and the Company are parties to a collective bargaining agreement for our pilots represented by ALPA. Mr. Canale is President and Directing General Chairman of the IAM District Lodge 141. The IAM and the Company are parties to collective bargaining agreements for our ramp and stores, public contact employees, food service, security officers, maintenance instructors, fleet technical instructors and Mileage Plus employees represented by the IAM.

No interlocking relationship existed during 2006 between the Company’s Board of Directors or Human Resources Subcommittee and the board of directors or compensation committee of any other company.

Certain Relationships and Related Transactions

Transactions with Related Persons

The Company determined in late 2004 that it would be necessary to terminate and replace all of its domestic defined benefit pension plans. To this end, in April 2005, United entered into a global settlement agreement with the Pension Benefit Guaranty Corporation (“PBGC”) which provides for the settlement and compromise of various disputes and controversies with respect to four defined benefit pension plans of United, including (i) the Pilot Plan, (ii) the United Airlines Flight Attendant Defined Benefit Plan (the “Flight Attendant Plan”), (iii) the United Airlines, Inc. Ground Employees’ Retirement Plan (the “Ground Plan”) and (iv) the United Airlines Management, Administrative and Public Contact Defined Benefit Pension Plan (the “MAPC Plan”) (collectively, the “Pension Plans”). In May 2005, the Bankruptcy Court approved the settlement agreement, including modifications requested by certain creditors.

In accordance with the global settlement agreement, the Company provided in its confirmed Plan of Reorganization for the distribution of the following consideration to the PBGC:

•       $500 million in principal amount of 6% senior unsecured notes to be issued to the PBGC no later than the effective date of the Plan of Reorganization, February 1, 2006; maturing 25 years from issuance date; with interest payable in kind (notes or common stock) through 2011 (and thereafter in cash) in semi-annual installments; and being callable at any time at 100% of par value.

•       5,000,000 shares of 2% convertible preferred stock to be issued to the PBGC no later than February 1, 2006, at a liquidation value of $100 per share, convertible at any time following the second anniversary of the issuance date into common stock of the reorganized Company at a conversion price equal to 125% of the average closing price of the common stock during the first 60 trading days following exit from bankruptcy; with dividends payable in kind semi-annually; the preferred stock will rank pari passu with all current and future UAL or United preferred stock; and will be redeemable at any time at $100 par value at the option of the issuer; and will be non-transferable until two years after the issuance date.

•       $500 million in principal amount of 8% senior unsecured notes contingently issuable to the PBGC in up to eight equal tranches of $62.5 million (with no more than two tranches issued on a single date), no later than 45 days following the end of any fiscal year starting with the fiscal year 2009 and ending with the fiscal year 2017 in which there is an issuance trigger date. An issuance trigger date occurs when, among other things, the Company’s EBITDAR exceeds $3.5 billion over the prior twelve months ending June 30 or December 31 of any applicable fiscal year. However, if the issuance of a tranche would cause a default under any other securities then existing, the Company may satisfy its obligations with respect to such tranche by issuing common stock having a market value equal to $62.5 million. Each issued tranche will mature 15 years from its respective issuance date; with interest payable in cash in semi-annual installments; and will be callable at any time at 100% of par value.

Upon termination and settlement of the Pension Plans, the Company recognized non-cash curtailment charges of $640 million and $152 million in 2005 and 2004, respectively, and net settlement losses of approximately $1.1 billion in 2005 in accordance with SFAS No. 88, “Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits” (“SFAS 88”). Further, the Company recognized a non-cash charge of $7.2 billion related to a final settlement with the PBGC as a result of the termination of the defined benefit pension plans.

Review, Approval or Ratification of Transactions with Related Persons

The Board of Directors has recognized that transactions between the Company and certain related persons present a heightened risk of conflicts of interest. In order to ensure that the Company acts in the best interest of its stockholders, the Board has adopted a written policy for the review and approval of any Related Party Transactions (as defined below). It is the policy of the Company not to enter into any Related Party Transaction unless the Audit Committee (or in instances in which it is not practicable to wait until the next Audit Committee meeting, the Chair of the Audit Committee) approves the transaction or the transaction is approved by a majority of the Company’s disinterested directors. In reviewing a proposed transaction, the Audit Committee must (i) satisfy itself that it has been fully informed as to the Related Party’s relationship and interest and as to the material facts of the proposed transaction and (ii) consider all of the relevant facts and circumstances available to the Committee. After its review, the Audit Committee will only approve or ratify transactions that are fair to the Company and not inconsistent with the best interests of the Company and its stockholders.

As set forth in the policy, a “Related Party Transaction” is a transaction or series of related transactions involving a Related Party that had, has, or will have a direct or indirect material interest and in which the Company is participant, other than:

•       a transaction with a Related Party involving less than $120,000;

•       a transaction involving compensation of directors otherwise approved by the Board or an authorized committee of the Board;

•       a transaction involving compensation of an executive officer or involving an employment agreement, severance arrangement, change in control provision or agreement or special supplemental benefit of an executive officer otherwise approved by the Board or an authorized committee of the Board;

•       a transaction available to all employees generally or to all salaried employees generally;

•       a transaction involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•       a transaction in which the interest of the Related Party arises solely from the ownership of a class of the Company’s equity securities and all holders of that class receive the same benefit on a pro rata basis; or

•       a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

For purposes of this definition, Related Party includes (i) an executive officer or director of the Company, (ii) a nominee for director of the Company, (iii) a 5% shareholder of the Company, (iv) an individual who is an immediate family member of an executive officer, director, nominee for director or 5% shareholder of the Company or (v) an entity that is owned or controlled by a person listed in (i), (ii), (iii) or (iv) above or in which any such person serve as an executive officer or general partner or, together with all other persons specified in (i), (ii), (iii) or (iv) above, owns 5% or more of the equity interests thereof.

BENEFICIAL OWNERSHIP OF SECURITIES

Certain Beneficial Owners

The following table shows the number of shares of our voting securities owned by any person or group known to us as of March 12, 2007, to be the beneficial owner of more than 5% of any class of our voting securities.

Name and Address of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Wellington Management Company, LLP (1)	Common Stock	13,153,916	11.88%
75 State Street Boston, MA 02109
Impala Asset Management LLC (2)	Common Stock	11,696,941	10.56%
134 Main Street New Caanan, CT 06840
Capital Research and Management Company (3)	Common Stock	10,199,010	9.0%
333 South Hope Street Los Angeles, CA 90071
Vanguard Windsor Funds, Vanguard Windsor Fund 51-0082711 (4)	Common Stock	9,661,500	8.73%
100 Vanguard Blvd. Malvern, PA 19355
U. S. Trust Corporation, United States Trust Company, N.A (5)	Common Stock	8,789,698	7.94%
114 West 47th Street, 25th Fl. New York, NY 10036-1532
United Airlines Pilots Master Executive Council, Air Line Pilots Association, International (6)	Class Pilot MEC Junior	1	100%
6400 Shafer Court, Suite 700 Rosemont, IL 60018	Preferred Stock
International Association of Machinists and Aerospace Workers (6)	Class IAM Junior	1	100%
District #141 900 Machinists Place Upper Marlboro, MD 20722	Preferred Stock

(1)             Based on Schedule 13G/A (Amendment No. 1) filed on February 14, 2007 in which Wellington Management Company LLP reported shared voting power for 2,376,300 shares and shared dispositive power for 13,124,716 shares.

(2)             Based on Schedule 13G/A (Amendment No. 1) filed on March 9, 2007 in which Impala Asset Management LLC reported shared voting power and shared dispositive power for 11,696,941 shares.

(3)             Based on Schedule 13G filed on February 12, 2007 in which Capital Research and Management Company reported sole voting power for 3,056,300 shares and sole dispositive power for 10,199,010 shares.

(4)             Based on Schedule 13G filed on February 13, 2007 in which Vanguard Windsor Funds, Vanguard Windsor Fund 51-0082711 reported sole voting power for 9,661,500 shares.

(5)             Based on Schedule 13G/A (Amendment No. 1) filed on February 14, 2007 in which US Trust Corporation, United States Trust Company N.A. reported sole voting power for 5,215 shares, shared voting power for 8,783,563 shares, shared dispositive power for 8,784,263 shares and sole dispositive power for 5,435 shares.

(6)             Shares of Class Pilot MEC and Class IAM stock elect one ALPA and IAM director, respectively, and have one vote on all matters submitted to the holders of common stock other than the election of directors.

Directors and Executive Officers

The following table shows the number of shares of our voting securities owned by our named executive officers, our directors, and all of our executive officers and directors as a group as of March 12, 2007. The person or entities listed below have sole voting and investment power with respect to all shares of our common stock beneficially owned by them, except to the extent this power may be shared with a spouse.

Name of Beneficial Owner	Title of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Richard J. Almeida	Common Stock	10,000		*
Mark A. Bathurst	Common Stock	1,788	(1)	*
Frederic F. Brace	Common Stock	295,687	(2)	*
Mary K. Bush	Common Stock	10,000		*
Stephen R. Canale	Common Stock	0		*
W. James Farrell	Common Stock	10,000		*
Sara Fields	Common Stock	103,649	(3)	*
Walter Isaacson	Common Stock	10,000		*
Robert D. Krebs	Common Stock	10,000		*
Robert S. Miller	Common Stock	10,000		*
Peter McDonald	Common Stock	22,000		*
James J. O’Connor	Common Stock	10,000		*
John P. Tague	Common Stock	191,669	(4)	*
Glenn F. Tilton	Common Stock	408,325		*
David J. Vitale	Common Stock	10,000		*
John H. Walker	Common Stock	6,000		*
Directors and Officers as a Group (21 persons)	Common Stock	1,539,967		1.37%

* Less than 1% of outstanding shares

(1)             Consists of 1,207 shares held in his 401(k) plan and 581 shares owned directly.

(2)             Includes 131,598 shares represented by stock options exercisable currently or within 60 days of March 12, 2007.

(3)             Includes 32,799 shares represented by stock options exercisable currently or within 60 days of March 12, 2007.

(4)             Includes 60,869 shares represented by stock options exercisable currently or within 60 days of March 12, 2007.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2006 regarding the number of shares of new UAL common stock that may be issued under the Company’s equity compensation plans. The shares underlying the plans at December 31, 2005 were canceled upon the Company’s emergence from bankruptcy on February 1, 2006.

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)
Equity Compensation Plans approved by the Company’s stockholders	5,064,672	$35.13	996,536 (1)
Equity Compensation Plans not approved by the Company’s stockholders	—	—	—
Total (2)	5,064,672	$35.13	996,536

(1)             Includes 75,000 shares available under the Director Equity Incentive Plan (the “DEIP”) and 921,536 shares available under the MEIP. As discussed below, the Bankruptcy Court approved the Company’s shared-based compensation plans, which became effective on February 1, 2006. Specifically, the Bankruptcy Court authorized the issuance of 175,000 shares under the DEIP and 9,825,000 shares under the MEIP. All issuances approved by the Bankruptcy Court as part of our reorganization are deemed to be approved by the stockholders of the Company under Delaware General Corporation Law.

(2)             In addition to the amounts in the above table the Company has issued 2,712,787 restricted shares which are not vested as of December 31, 2006. These nonvested, restricted shares are included in the number of outstanding shares at December 31, 2006. For purposes of computing basic and dilutive earnings per share, nonvested restricted stock is only included in the number of dilutive shares outstanding.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and holders of more than 10% of our common stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Such executive officers, directors and beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms filed by such reporting persons. Based on the Company’s records, we believe that all Section 16(a) reporting requirements related to the Company’s directors and executive officers were timely fulfilled during 2006, except that (i) a late Form 4 was filed on February 13, 2006 regarding the sale of common stock by John Walker; (ii) a late Form 3 was filed on September 14, 2006 regarding Mary Bush becoming a director of the Company; (iii) a Form 5 was filed on January 26, 2007 regarding the acquisition and disposition of direct shares received under an employee stock distribution plan by Mark Bathurst pursuant to the Plan of Reorganization; and (iv) a Form 5 was filed on February 14, 2007 regarding the forfeiture of restricted stock by Peter McDonald on September 29, 2006 pursuant to an employment agreement between Mr. McDonald and the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis will explain the material elements of the compensation of our named executive officers and describe the objectives and principles underlying the Company’s executive compensation programs.

Objectives and Principles of Our Executive Compensation Program

The principal objectives of the Company’s executive compensation program are:

•       To support the Company’s business strategy and objectives;

•       To drive the creation of stockholder value; and

•       To attract, retain and appropriately reward executives in line with market practices.

The Company strives to meet these objectives by implementing the principles listed below:

•       Significant portions of compensation should be tied to our performance.   Significant portions of executive compensation are tied both to the achievement of the Company’s key operational and financial performance goals and to the value of the Company’s stock, thereby aligning executive compensation with both the success of the Company’s business strategy and objectives as well as the returns realized by our stockholders. For example, our short-term incentive programs are tied to the achievement of key customer, operational and financial metrics which drive the Company’s business strategy. These measurements, which are part of our short-term incentive program, which we refer to as the Success Sharing Plan, are described below under “Our Executive Compensation Program—Short-term incentive compensation.” Furthermore, all our executives were granted restricted shares and stock options under the Management Equity Incentive Plan, which we refer to as the MEIP, to align the interests of our executives with those of our stockholders. For purposes of this discussion, all references to “stock options” shall refer to non-qualified stock options, unless otherwise indicated.

•       Significant portions of our executives’ compensation should be at risk.   Our executives’ fixed compensation (which primarily includes base salaries, benefits and perquisites) is generally targeted at amounts below the 50th percentile of comparable companies. Our executives’ performance-based compensation (which primarily includes short-term incentives) is generally targeted at a percentage of their fixed compensation equivalent to the percentage of fixed compensation paid by the 50th percentile of comparable companies. Because our executives’ fixed compensation is generally below the 50th percentile of comparable companies, the targeted amount of our executives’ annual incentive opportunity is also generally below the 50th percentile of comparable companies. The substantial long-term incentive awards granted under the MEIP at the Company’s emergence from bankruptcy protection on February 1, 2006, which vest over a four-year period, bring our executives’ total compensation for 2006 at or above the 50th percentile of comparable companies. With the exception of Mr. McDonald, more than 90% of each of our named executive officers’ total compensation for 2006 was at-risk. Please refer to “Narrative to the Summary Compensation Table and Plan-Based Awards Table—Total Compensation” for a description of the portion of

Mr. McDonald’s total 2006 compensation that was at-risk. This approach is intended to encourage and reward high quality performance and the creation of stockholder value and, in the case of the long-term incentive awards under the MEIP, to provide our executives with an appropriate level of overall ownership interest in the Company following our emergence from bankruptcy protection. For additional details on the at-risk compensation for each of our named executive officers, see the Variable Compensation table included in the section entitled “Narrative to the Summary Compensation Table and Plan-Based Awards Table.”

•       All employees should focus on the same critical performance measures.   During the bankruptcy reorganization process in 2003, the Company agreed with representatives of the Company’s union-represented employees that all our employees, including executives, should focus on achieving certain operational and financial performance objectives. These agreements are included in our labor agreements with our union-represented employees. As a result, the short-term incentive compensation of virtually all employees of the Company (including the named executive officers) is based on the same measurements, which are described in more detail below under “Our Executive Compensation Program—Short-term incentive compensation.” We believe that basing incentive compensation for all employees on the same performance measures aligns the interests of our employees, establishes unity within the Company and encourages all employees to work together toward accomplishing common goals.

•       Compensation should be based in part on the practices of similarly sized companies.   In setting compensation, the Company examines the practices of other passenger airlines on a regular basis but focuses primarily on general industry practices of similarly sized companies. We use general industry compensation surveys from major survey providers, such as Towers Perrin and Hewitt Associates and employ a regression analysis to normalize the data relative to our annual revenues to ensure comparability. This approach to competitive benchmarking is used because the Company believes that the Company’s senior executives have skills that are transferable across industries. As a result, the competitive marketplace for their services is broader than the passenger airline industry. For example, prior to joining the Company in September 2002, Mr. Tilton served as vice chairman of Chevron Texaco Inc., a global energy corporation, and had previously served as the chairman of the board and chief executive officer of Texaco Inc., and Mr. McDonald, who assumed the title of executive vice president and chief operating officer in May 2004, received a competitive offer in 2006 for a similar position at a non-passenger airline.

•       Compensation decisions should consider internal pay equity and individual review.   The Company examines internal pay equity as part of its compensation review process and strives to ensure that similar roles within the Company are compensated similarly. The review process, which is conducted in part by Mr. Tilton with respect to executive officers who report directly to him, also takes into account the skills of each executive and the competitive marketplace for the executive’s skills, as well as the performance and potential of the individual executive.

•       Officers should have a financial stake in the success of the Company.   The Company requires the named executive officers to hold at least 25% of the aggregate number of restricted shares granted to them under the MEIP after the shares have become vested (subject to certain transitional exceptions for individuals who were not named executive officers as of December 31, 2006). The first measurement date under this policy is December 31, 2008. It is expected that as of December 31, 2008, all named executive officers will meet the 25% holding requirement. In the event that a named executive officer has not met the requirement as of December 31, 2008, any future cash incentive awards will be paid to that individual 50% in restricted shares and 50% in cash until the ownership guidelines have been satisfied. The Company believes this requirement effectively creates for each officer an ongoing personal financial stake in the success of the Company, aligns the interests of the Company’s officers and stockholders and motivates officers to maximize stockholder value.

As described under “Corporate Governance,” a subcommittee of the Company’s Human Resources Committee, which we refer to as the Subcommittee, is responsible for overseeing the administration of the Company’s executive compensation program. Mr. Tilton, with respect to officers who report directly to him, together with the Vice President-HR Strategy and the Senior Vice President-Human Resources, makes recommendations to the Subcommittee regarding compensation. The Subcommittee has the authority to review, approve and revise these recommendations as it deems appropriate.

Recent Company History

To fully understand the Company’s executive compensation philosophy and the compensation decisions made in 2006, it is necessary to understand the Company’s business circumstances over the last several years. In particular, in early 2006 the Company emerged from bankruptcy protection following a period of more than three years in which it operated under the requirements of United States bankruptcy laws.

On December 9, 2002, the Company, United Airlines and 26 direct and indirect wholly-owned subsidiaries filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Illinois, which we refer to as the Bankruptcy Court. Chapter 11 of the Bankruptcy Code enables a company, under the supervision of a bankruptcy court, to continue operations in the normal course while it develops a plan of reorganization to address its existing debt, capital and cost structures. After filing for bankruptcy protection under the Bankruptcy Code, the Company and its subsidiaries continued to operate their businesses under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court.

On January 20, 2006, the Bankruptcy Court confirmed the Company’s Plan of Reorganization, with the consent of the Official Committee of Unsecured Creditors, which represented the interests of certain of our creditors. On February 1, 2006, the Plan of Reorganization became effective and the Company emerged from bankruptcy protection. The Plan of Reorganization generally provided for the full payment or reinstatement of the claims of certain pre-bankruptcy, as well as certain post-bankruptcy, creditors that were given priority under applicable law and for the distribution of new shares of stock and debt securities to the Company’s other creditors, including virtually all employees, in satisfaction of their claims.

The Plan of Reorganization contemplated the Company’s issuance of up to 125 million shares of common stock upon its emergence from bankruptcy protection, of which 115 million would be issued to the Company’s creditors and 10 million would be available for awards under the company’s long-term incentive compensation plans, as further described in this Compensation Discussion and Analysis. The new common stock was listed on the NASDAQ Global Select Market and began trading on February 2, 2006. In addition, the Plan of Reorganization provided for the issuance of certain convertible debt and equity securities, upon conversion of which additional shares of common stock would be issued. Pursuant to the Plan of Reorganization, all the Company’s common stock, preferred stock and Trust Originated Preferred Securities issued prior to December 9, 2002, the date the Company entered into bankruptcy protection, were canceled on February 1, 2006, and no payment was made to holders of those securities.

As part of the Company’s restructuring, the Company agreed to provide each designated group of employees a portion of the common stock provided to general unsecured creditors under the Plan of Reorganization. Each employee group received a distribution of common stock based upon the value of the cost savings provided by that group. To date, the Company has allocated over 34.7 million shares of common stock to over 64,000 current and former employees. None of the Company’s officers were eligible for this distribution. At the Company’s stock price as of December 31, 2006, these shares represented approximately $1.5 billion in value distributed to employees.

As a result of the Company’s reorganization in bankruptcy, certain elements of the Company’s compensation program for executives, as they existed prior to the bankruptcy filing, were altered:

•       All previously awarded equity compensation, including awards of stock options and restricted stock held by our named executive officers, were terminated without any payment to the holders of those awards.

•       During the reorganization process, the Pension Benefit Guaranty Corporation, a Federal agency, assumed sponsorship of the Company’s tax-qualified defined benefit pension plans, and the Company no longer administers or has any financial obligations under those plans. In addition, a non-tax-qualified Supplemental Executive Retirement Plan, in which certain of our named executive officers participated and which we refer to as the SERP, was canceled.

•       The salary and benefits of virtually all employees, including our named executive officers, were reduced, and union-represented employees accepted changes in workplace rules.

•       All our officers, including our named executive officers at the time of emergence from bankruptcy protection, voluntarily elected to forego awards to which they were entitled under a 2003 performance incentive plan. The total amount of the foregone awards was over $7 million.

The Plan of Reorganization also discharged a number of historic compensation opportunities and obligations, which are summarized as follows:

•       Largely in recognition that our U.S.-based employee groups agreed to the termination and replacement of their tax-qualified defined benefit pension plans, the Company agreed to provide these employee groups with approximately $726 million in proceeds from the issuance of convertible notes. Our executive officers (other than Messrs. Tilton and Tague) were eligible to participate in this distribution on the same basis as all other management employees.

•       The Company’s reduction in retiree medical benefits (for all current and retired employees) and termination of non-qualified pension plans (covering certain pilot and management employees) resulted in affected individuals receiving an unsecured claim against the Company which was settled upon the Company’s emergence from bankruptcy protection. These individuals, including Messrs. McDonald and Brace and Ms. Fields, received the proceeds of shares allocated to a class of unsecured creditors in proportion to the value of the future benefits lost.

•       As a result of the Company’s successful emergence from bankruptcy protection, the final payment under the Key Employee Retention Program, which we refer to as the KERP, was made in 2006. The KERP was designed to encourage select employees to remain with the Company through the completion of the reorganization process and to provide such employees with incentives to contribute to the Company’s effort to complete successfully the bankruptcy emergence process. Mr. Tilton voluntarily waived his rights to a payment under the KERP.

The Plan of Reorganization also confirmed certain new compensation opportunities and obligations, which are summarized as follows:

•       To attract, retain and appropriately reward senior leadership, up to 9.825 million shares of common stock and options to buy common stock were made available under our UAL Corporation MEIP.

•       The Company’s labor agreements with its primary labor unions included a new short-term incentive program, the Success Sharing Plan, which provides all employees, including our named executive officers, with the opportunity to earn monetary awards when the Company achieves certain levels of operational and financial performance. Additionally, all of the Company’s U.S.-based employees, including the named executive officers, became participants in a new profit sharing program.

At various times after the Company’s emergence from bankruptcy protection in February 2006, the Company determined that it would be advisable to make changes to the compensation programs for senior executives that were in place during the reorganization process. The Company’s executive compensation decisions made in 2006 are described below.

Our Executive Compensation Program

The primary elements of the Company’s executive compensation program are described below. The Company believes that these elements of compensation collectively support the objectives of the Company’s executive compensation program and encourage both short-term and long-term success of the Company.

•       Base salary.   Base salary is an important element of executive compensation. A variety of factors determine base salary, including marketplace practices, as modified by experience, tenure, internal equity considerations, individual performance of each executive and Company performance. Base salaries are generally targeted below the 50th percentile of comparable companies as part of the Company’s general philosophy of setting fixed compensation elements below the 50th percentile and targeting performance-based and equity compensation elements to allow for the sum of these elements of compensation to be at or above the 50th percentile, depending on performance. A competitive practices analysis was conducted in 2006, which concluded that base salaries for the named executive officers were substantially below the 50th percentile of comparable companies. After taking into account the total compensation opportunities afforded to the named executive officers (including equity awards made under the MEIP upon emergence from bankruptcy protection), the Subcommittee determined, with input and recommendations from Mr. Tilton with respect to the other named executive officers, that it was appropriate to adjust the base salaries of the named executive officers as follows.

Under Mr. Tilton’s amended employment agreement entered into in September 2006, his base salary was set at $850,000. Mr. Tilton’s initial employment agreement, entered into in September 2002, three months before the Company filed for bankruptcy protection, provided for a base salary of $950,000. While the Company was in bankruptcy, Mr. Tilton’s salary was reduced on several occasions to levels substantially below that of chief executive officers of nearly all comparable companies. The adjustment to his base salary in 2006 was based on the relationship of his salary to the current competitive market for chief executive officers with his skills and experience. Under Mr. McDonald’s employment agreement, entered into in September 2006, his base salary was set at $700,000, which is approximately at the 50th percentile of comparable companies. Mr. McDonald’s base salary was increased in response to a competitive job offer he received from a non-passenger airline. The base salaries of each of Mr. Brace, Mr. Tague and

Ms. Fields were adjusted in 2006 to $524,000, $524,000 and $337,000, respectively, to bring them closer to, but still significantly below, the 50th percentile of comparable companies. Mr. Tilton, the Vice President-HR Strategy and the Senior Vice President-Human Resources provided input and recommendations to the Subcommittee in setting these salaries.

•       Short-term incentive compensation.   During the bankruptcy reorganization process in 2003, we agreed with representatives of the union-represented employees in our labor agreements that all employees, including our named executive officers, should focus on achieving the same set of operational and financial performance measures. The Company’s Success Sharing Plan is intended to balance the interests of customers, employees and investors by providing incentives to virtually all employees, including the named executive officers, based on a single set of operational and financial measures critical to the success of the Company’s business strategy. The Success Sharing Plan for 2006 included three quarterly performance measures and one annual financial performance measure. The specific performance measures and targets under the Success Sharing Plan are generally determined by the Subcommittee prior to the start of each quarter for quarterly performance goals and at the beginning of the fiscal year for the annual financial goal.

The three quarterly performance measures for 2006 were:

–       Customer satisfaction—This was measured by a “definite intent to repurchase,” or DIR. The Company calculated DIR based on in-flight survey responses from frequent flyers as to whether they would select United for their next airline trip.

–       Reliability—This was measured by on-time departures, as recorded by the United States Department of Transportation, and is a key measure the Company’s operational efficiency as well as of customer satisfaction.

–       Financial—Cost per available seat mile or CASM, excluding fuel. This commonly used metric of cost performance in the airline industry, represents all the costs (excluding fuel) associated with flying one airline seat one mile.

The Company established earnings before interest, taxes, depreciation, amortization and aircraft rent, or EBITDAR, as the measure for annual financial performance for 2006. EBITDAR is a commonly used measure of a company’s cash earnings and is a performance measure under some of the Company’s financing arrangements.

The 2006 Success Sharing Plan thresholds, targets and actual performance levels were as follows:

	1st Quarter		2nd Quarter		3rd Quarter		4th Quarter
	Threshold	Target	Threshold	Target	Threshold	Target	Threshold	Target
Customer Satisfaction:
Definite Intent to Repurchase (DIR)	36.9%	38.2%	34.1%	35.8%	33.3%	35.0%	33.7%	35.2%
Actual Performance		35.6%		34.9%		34.4%		35.1%
Reliability:
On-Time Departures	53.1%	59.0%	53.8%	59.0%	53.3%	59.0%	55.2%	61.1%
Actual Performance		56.6%		58.6%		61.2%		61.1%
Financial:
Cost Per Available Seat Mile (CASM)	7.94 ¢	7.74 ¢	7.88 ¢	7.68 ¢	7.62 ¢	7.42 ¢	7.70 ¢	7.50¢
Actual Performance		7.88 ¢		7.62 ¢		7.18 ¢		7.49¢
Percent of Target Paid		48.1%		89.9%		94.1%		98.9%

Annual
Annual Financial:
EBITDAR (millions)	$1,678
Actual Performance	$1,871

For 2006, actual quarterly performance was equal to 82.8% of the target level, and actual annual performance was equal to 37.2% of the target level, which led to overall achievement of 120% of the target level of performance under the Success Sharing Plan. Accordingly, the pool of money available for annual incentive awards under the Success Sharing Plan was equal to 120% of the target amount for 2006. For a description of the various levels of potential payouts to each of the named executive officers pursuant to the 2006 Success Sharing Plan, see the “Plan-Based Awards Table” and the “Narrative to the Summary Compensation Table and Plan-Based Awards Table.”

The annual incentive payment for salaried and management employees, including the named executive officers, could be increased or decreased based on individual performance. For each of the named executive officers, this assessment was based on a combination of individual, functional and enterprise objectives for which the named executive officer is directly accountable. In the case of the named executive officers other than Mr. Tilton, Mr. Tilton, with input from the Vice President-HR Strategy, evaluated each individual’s performance against these objectives and the Subcommittee determined, based on Mr. Tilton’s recommendations, whether an increase or decrease in the annual incentive was warranted. The Subcommittee performed a review of Mr. Tilton’s performance and had the sole authority to determine whether an increase or decrease in Mr. Tilton’s annual incentive was warranted based on this evaluation. Based on the review of each named executive officer’s performance during 2006, which included an assessment of the extent to which each individual’s performance goals were attained for this period, the Subcommittee decided to make a modest adjustment to the amount payable to each named executive officer other than Mr. Tilton under the Success Sharing Plan. These adjustments resulted in an increase in Mr. Tague’s annual incentive payment and a decrease in the annual incentive payments to each of Messrs. McDonald and Brace and Ms. Fields. The overall pool of money available for annual incentives of salaried and management employees is fixed, as it is for our union-represented employees. Thus, if one salaried or management employee’s payment is increased because he or she performed exceptionally well, the payment to one or more salaried or management employees who did not perform as well would be decreased.

Each of our named executive officers earned incentive awards in 2006 based on the Company’s performance relative to each of our named executive officer’s target incentive opportunities. Mr. Tilton earned $836,335; Mr. Brace earned $420,408; Mr. Tague earned $434,158; Mr. McDonald earned $449,975; and Ms. Fields earned $210,795.

–                    Short-term incentive compensation (at target) for each of the named executive officers, determined as a percentage of fixed compensation, is set at the 50th percentile relative to comparable companies. However, since fixed compensation for our named executive officers is set below the 50th percentile, target short-term incentive compensation levels for our named executive officers are generally below the 50th percentile. Short-term incentives at target levels, together with base compensation and equity compensation awarded under the MEIP, are intended to position total compensation of our named executive officers at or above the 50th percentile.

•       Profit sharing.   Under our profit sharing plan, 7.5% of the Company’s pre-tax earnings are distributed to the employees on our U.S. payroll, including our named executive officers, who have been with the Company for at least one year. While distributions are based on all the Company’s pre-tax earnings, the Company must first reach a threshold of $10 million in pre-tax earnings before there can be any distribution under the profit sharing plan. Payments are made annually to eligible employees pro rata based on the ratio of the employee’s compensation for the year to the aggregate amount of compensation for all eligible employees for that year. The profit sharing plan is intended to align our employees’ interests with the profitability of our Company and to reward our employees based on our profitability.

The Company successfully achieved this threshold less than a year after emerging from bankruptcy and thus is making profit sharing payments to all eligible employees. Each of our named executive officers earned awards under our profit sharing plan in 2006. Mr. Tilton earned $2,693; Mr. Brace earned $1,964; Mr. Tague earned $1,964; Mr. McDonald earned $2,125; and Ms. Fields earned $1,278.

•       Long-term incentive compensation.   Under the Company’s MEIP, the Company may grant various types of awards, including nonqualified and incentive stock options, restricted stock, stock grants, performance shares, performance units, and stock appreciation rights, to the named executive officers, as well as other eligible employees.

–                    Long-term incentive awards granted upon emergence from bankruptcy protection.

As part of the Company’s reorganization during bankruptcy, all outstanding stock options, restricted shares and other equity compensation awards, including those held by named executive officers, were cancelled without any payment being made to the holders. As is the case with virtually all companies that emerge from bankruptcy protection, the Company determined that grants of long-term incentive awards to executive officers were necessary in connection with the Company’s emergence from bankruptcy protection to align the interests of stockholders and management, to incentivize management to focus on the creation of stockholder value and to facilitate retention.

The Company engaged Towers Perrin to determine the competitive landscape for equity grants to management upon emergence from bankruptcy protection. Towers Perrin examined publicly available information regarding 45 companies that had recently emerged from bankruptcy protection. Only two of these companies did not adopt some form of equity compensation program upon emergence from bankruptcy protection. The median company in this group authorized 10.3% of outstanding shares for management equity incentive awards, with 7.2% of outstanding shares granted to management at emergence from bankruptcy protection. The Company also considered the fact that the percentage ownership held by management of Fortune 500 companies through equity compensation plans was 7.7% of outstanding shares as of 2004. In addition, as part of the bankruptcy emergence process, the Company engaged Rothschild North America to perform a valuation of the Company.

Based on the market information from Towers Perrin and the estimated dollar value of long-term incentive awards (based on Rothschild North America’s valuation of the Company), as well as on discussions and negotiations with the Official Committee of the Unsecured Creditors, or OCUC, the Company’s Plan of Reorganization provided and the Bankruptcy Court confirmed that 7.9% of our total authorized shares would be available for awards under the MEIP, which covers the Company’s 400 most senior management employees. OCUC approval of the MEIP was important to the Company as it sought uncontested approval of its Plan of Reorganization prior to confirmation by the Bankruptcy Court.

The Subcommittee determined that half of the long-term incentive grants to be made upon the Company’s emergence from bankruptcy protection, on an economic value basis, would be in the form of restricted stock and the other half would be in the form of stock options. The restricted stock would vest and the stock options would become exercisable over a four-year period. The Subcommittee concluded that the 50/50 split between the two vehicles best met the objectives of the Company of executive retention and creation of a substantial performance incentive tied to the creation of stockholder value, as well as provided balance between the short-term value offered by restricted stock and potential long-term value provided by stock options.

Restricted stock.   Restricted stock grants were used to create a substantial ownership interest for the executives of the Company, consistent with other companies emerging from bankruptcy protection. Restricted stock grants were also used to encourage retention and to provide value to the executives. The Company requires officers (including the named executive officers) to continue to hold at least 25% of gross shares delivered to them under the MEIP after the shares have vested. See “Objectives and Principles of Our Executive Compensation Program—Officers should have a financial stake in the success of the Company.”

Stock options.   The Subcommittee determined that a substantial portion of the equity grants made upon the Company’s emergence from bankruptcy protection should have value only to the extent that the Company’s stock price rose relative to the exercise price, which was determined in the manner described below. Stock options were used to provide executives with compensation opportunities tied directly to the creation of stockholder value through stock price appreciation. The Company expected the trading market of the Company’s stock to be thin and the stock price to be extremely volatile during the first weeks following the Company’s emergence from bankruptcy protection. In order to minimize the anomalous effects that could result from setting the exercise price of stock options granted upon emergence from bankruptcy protection at the trading price of the Company’s stock on the emergence date, the Subcommittee decided prior to emergence from bankruptcy protection that it would grant stock options in three tranches of equal amounts on each of February 15, February 23 and March 2, 2006, and set the exercise price of options granted based on the volume weighted average share price of the Company’s stock over the five business days prior to the relevant grant date. For information about grants made to our named executive officers in connection with our emergence from bankruptcy protection, see the Grants of Plan-Based Awards Table and the accompanying narrative disclosure.

The Company determined its allocation of long-term incentive awards among executive officers based in part on survey information provided by Towers Perrin relating to equity grants made to the CEOs and other executives of other companies upon emergence from bankruptcy protection. Because information relating to the allocation of emergence grants among executives other than the CEO was sparse, the Company also reviewed equity ownership percentages of executives of public companies that were not emerging from bankruptcy protection, particularly with respect to relative ownership based on position, in determining these allocations. Mr. Tilton, the Vice President–HR Strategy and the Senior Vice President–Human Resources provided input and recommendations to the Subcommittee regarding the emergence grants to the named executive officers.

–                    Future long-term equity incentive awards.   During 2007, we may make special grants of long-term incentive awards in the context of events such as hirings, promotions or other situations. At this time, it is not anticipated that there will be a general grant of long-term incentive awards in 2007. In order to make a general grant, the Company must obtain stockholder approval for a new long-term equity incentive plan because 97.5% of the shares available under the MEIP were awarded as part of the Company’s emergence from bankruptcy protection. Given that equity incentive awards are an important means of attracting and retaining talented executives, aligning management and stockholder interests and driving performance, the Company expects to seek stockholder approval for such a plan at some point in the future.

–                    Retirement benefits.   Upon retirement, as defined in the narrative following the Summary Compensation Table, all outstanding MEIP awards vest and become immediately exercisable in full and will remain exercisable in full until the expiration date of the awards. Since Mr. McDonald and Ms. Fields are each retirement eligible for purposes of the MEIP, all awards granted to these officers under the MEIP were effectively vested upon grant, and so the amounts shown for these officers in the Summary Compensation Table reflect the full grant date fair value for their awards, as required under applicable accounting rules. The other named executive officers are not currently retirement eligible, and so their awards were not effectively vested upon grant. Applicable accounting rules only require recognition of a portion of the grant date fair value of the awards to these officers as a 2006 expense. The amounts of the MEIP awards to these officers, as shown in the Summary Compensation Table, reflect the portion of their awards required to be recognized as an expense in 2006. The full grant date fair value of each grant to each named executive officer is shown in the Grants of Plan-Based Awards Table.

•       Recoupment of earned awards.   In the event that the financial results of the Company are restated as a result of misconduct, the Company would require, in compliance with the Sarbanes-Oxley Act, the chief executive officer and the chief financial officer to reimburse the Company for any incentive-based or equity-based compensation and any profits from the sale of securities of the

Company received during the 12-month period following the date the financial statements that were subject to restatement were issued.

•       Perquisites.   The Company’s named executive officers receive a modest level of perquisites that we believe fall within observed competitive practices for companies of similar size. Perquisites vary slightly among the named executive officers and include the following:

–                    Each named executive officer receives the right to unlimited first class air travel aboard United Airlines, United Express and Ted (a low-cost leisure airline operated by United) flights at no cost to the executive. Any costs associated with this perquisite (including taxes) are covered by the Company as part of the arrangement. The Company believes that this perquisite allows the executives to interact with the Company’s customers and employees and experience the Company’s products and services firsthand, thereby providing substantial value to the executives at minimal cost to the Company.

–                    To help maintain the good health of the named executive officers, the Company reimburses each named executive officer for the cost of an annual medical examination. In addition, to provide a measure of financial security to the named executive officers and their families in a cost-effective manner, the Company pays for supplemental life insurance of up to three times each named executive officer’s annual salary.

–                    Each of the named executive officers receives an annual allowance of $7,000 in their first year as an executive officer and $4,000 in each subsequent year for reimbursement of professional financial management services costs. Any unused funds are accumulated and may be used in the future. The Company believes that this perquisite improves the named executive officers’ ability to focus their attention on the Company’s business.

–                    Messrs. Tilton and McDonald were also reimbursed for certain attorneys’ fees, primarily in connection with the negotiation of their employment agreements. This benefit was negotiated as part of their recent employment agreements.

–                    Mr. Tilton has access to an automobile and driver, both for commuting and traveling on Company business. The Company believes this benefit allows Mr. Tilton to actively work on Company business while traveling by automobile.

–                    Mr. McDonald receives a car allowance, which was negotiated as part of his recent employment agreement.

–                    Messrs. Brace and McDonald each receive reimbursement for country club dues. The Company provides this benefit to facilitate the entertainment of customers. Messrs. Brace and McDonald were receiving these reimbursements prior to the Company’s filing for bankruptcy protection on December 9, 2002.

•       Defined contribution retirement benefits.   The Company provides similar retirement benefits to all its non-union employees, including the named executive officers. The Company covers the named executive officers under defined contribution retirement plans to ensure that the officers will be able to accumulate funds necessary to provide an adequate level of retirement income.

–                    Tax-qualified 401(k) plan. The Company’s 401(k) plan is a tax-qualified retirement plan that is offered to all salaried employees of the Company, including the named executive officers.

The plan permits employees to contribute a portion of their pay to the plan on a pretax basis. The 401(k) plan also provides for both a direct contribution and a matching contribution by the Company to participants’ accounts. The 401(k) plan is more fully described in the Explanation of All Other Compensation Disclosure immediately following the Summary Compensation Table.

–                    Excess 401(k) benefit cash plan.   Company matching contributions that cannot be made through the tax-qualified 401(k) plan due to Internal Revenue Code limits on contributions are made to each executive as a lump-sum cash payment. These cash payments do not benefit from the tax savings associated with the tax-qualified 401(k) plan. The Company provides this benefit so that executives are able to obtain the same rate of direct and matching contributions, as a percentage of eligible earnings, as our other employees.

•       KERP retention payments.   In the months preceding and following the Company’s filing for bankruptcy protection, the Company lost a large number of employees critical to the Company’s continuing business operations, partially as a result of active recruiting by other companies, both inside and outside the airline industry. During the bankruptcy reorganization process, which lasted for more than three years, no long-term incentive awards were granted to any employee of the Company. To encourage members of management to remain with the Company through the conclusion of the reorganization process and to provide such employees with incentives to contribute to the Company’s effort to complete the bankruptcy emergence process, the Company, with the Bankruptcy Court’s approval, established the KERP. Under the KERP, certain employees, including each of the named executive officers, were eligible to receive a payment during the reorganization process and an incentive payment for successfully directing the Company’s emergence from bankruptcy protection. The final payments under the KERP were made to the named executive officers in February 2006. As part of discussions and negotiations with the OCUC, Mr. Tilton voluntarily waived his right to payments due to him under the KERP.

•       Severance benefits.   The Company established an executive severance policy under the KERP during the bankruptcy process, with the approval of the Bankruptcy Court, as a means to improve retention. This policy has remained in place following the Company’s emergence from bankruptcy protection. The Company believes that the level of benefits provided under the policy are consistent with those of comparable companies and that they are necessary to ensure the dedication and retention of key employees. The severance policy applies to all of our named executive officers other than Mr. Tilton and Mr. McDonald, who agreed in their employment agreements to waive benefits under this policy.

–                    Mr. Brace, Mr. Tague and Ms. Fields’ severance benefits.   Severance benefits for Mr. Brace, Mr. Tague and Ms. Fields under the KERP are described in the narrative before the Other Potential Post-Employment Payments table for each of Mr. Brace, Mr. Tague and Ms. Fields.

–                    Mr. Tilton’s severance benefits.   Mr. Tilton’s severance benefits, which were amended in certain respects in connection with the renegotiation of Mr. Tilton’s employment agreement in 2006, are more fully described below in the narrative before the Other Potential Post-Employment Payments table for Mr. Tilton. The severance benefits in Mr. Tilton’s employment agreement were initially established prior to the date the Company filed for bankruptcy protection. Severance benefits similar to those provided to Mr. Tilton were customary in the market at that time and were designed in part to persuade Mr. Tilton to leave his previous position with ChevronTexaco to join the Company. The Subcommittee determined that the amended severance benefits, both as to amount and as to the triggering events, were consistent with those of comparable executives at comparable companies.

–                    Mr. McDonald’s severance benefits.   Mr. McDonald’s employment agreement provides certain severance benefits that are more fully described below in the narrative before the Other Potential Post-Employment Payments table for Mr. McDonald. The Company provided these severance benefits to Mr. McDonald primarily to ensure that Mr. McDonald would not leave his position at the Company to accept the competitive offer he had received for a similar position at a non-passenger airline. The Subcommittee also determined that the benefits, both as to amount and as to the triggering events, are consistent with those of comparable executives at comparable companies.

•       Employment agreements.

–                    Mr. Tilton’s employment agreement.   In September 2002, before the Company filed for bankruptcy protection, the Company entered into an employment agreement with Mr. Tilton, customary for chief executive officers of comparable companies at the time and, in part, to persuade him to leave his previous position with Chevron Texaco to join the Company. Mr. Tilton’s employment agreement has since been amended on several occasions, most recently on September 29, 2006. For a more detailed description of Mr. Tilton’s employment agreement, see the Summary Compensation Table and the accompanying narrative disclosure.

–                    Mr. McDonald’s employment agreement.   On September 29, 2006, the Company entered into an employment agreement with Mr. McDonald. Mr. McDonald’s agreement followed his receipt of a competitive offer for a similar position with a non-passenger airline company. For a more detailed description of Mr. McDonald’s employment agreement, see the Summary Compensation Table and the accompanying narrative disclosure.

–                    Other named executive officers.   The Company has not entered into an employment agreement with any of our other named executive officers.

•       Other compensation items.   The following benefits were provided to certain of our named executive officers:

–                    Pre-bankruptcy benefits.   The Company’s reduction in retiree medical benefits (for all current and retired employees) and termination of non-qualified pension plans (covering certain pilot and management employees) pursuant to the Plan of Reorganization resulted in affected individuals receiving an unsecured claim against the Company which was settled upon the Company’s emergence from bankruptcy protection. These individuals, including Mr. McDonald, Mr. Brace and Ms. Fields, received the proceeds of shares allocated to a class of unsecured creditors in proportion to the value of the future benefits lost.

Largely in recognition that our U.S.-based employee groups agreed to the termination and replacement of their tax-qualified defined benefit pension plans pursuant to the Plan of Reorganization, the Company agreed to provide these employee groups with over $726 million in proceeds from the issuance of convertible notes. Our executive officers (other than Messrs. Tilton and Tague) participated in this distribution on the same basis as all other management employees.

–                    Mr. McDonald’s irrevocable trust.   In connection with the negotiation of Mr. McDonald’s employment agreement, Mr. McDonald agreed to forfeit certain of the long-term incentive compensation awards he received when the Company emerged from bankruptcy in exchange for the Company’s creation of an irrevocable trust for his benefit to which the Company made a cash contribution, which is described below under “Narrative to the Summary Compensation Table and Plan-Based Awards Table—Employment Agreements—Agreement with Mr. McDonald—Retention payment.” Mr. McDonald’s interest in the trust will vest, subject to his continued employment with the Company, over a three-year period. In the absence of the trust, any long-term incentive awards received by Mr. McDonald under the MEIP would have immediately vested upon any termination of his employment with the Company because Mr. McDonald’s age and service with the Company entitle him to the retirement benefits described above under “—Long-term incentive compensation—Retirement benefits.”

Human Resources Subcommittee Report

We have reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement on Schedule 14A.

Respectfully submitted,
W. James Farrell, Chairman Richard J. Almeida James J. O’Connor David J. Vitale John H. Walker

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	All Other Compensation ($)[5]	Total ($)
Tilton, Glenn	2006	$687,083	$0	$11,694,640	$10,377,847	$839,028	$210,959	$23,809,557
Chairman, President & Chief Executive Officer
Brace, Frederic	2006	$501,000	$0	$4,677,856	$4,153,664	$654,872	$386,988	$10,374,380
Executive Vice President & Chief Financial Officer
McDonald, Peter	2006	$542,125	$0	$3,222,040	$5,385,092	$678,600	$3,381,173	$13,209,030
Executive Vice President & Chief Operating Officer
Tague, John	2006	$501,000	$0	$4,677,856	$4,153,664	$698,122	$88,141	$10,118,783
Executive Vice President & Chief Revenue Officer
Fields, Sara	2006	$325,933	$0	$4,027,550	$3,311,160	$359,073	$448,413	$8,472,129
Senior Vice President Office of the Chairman

1 The Company did not pay any discretionary bonuses to the named executive officers in 2006.

2 Amounts disclosed in the Stock Awards column relate to grants of restricted stock made under the Company’s 2006 Management Equity Incentive Plan (“MEIP”). With respect to each restricted stock grant, the amounts disclosed generally reflect the compensation cost that the Company recognized for financial accounting purposes in 2006 in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”). Generally, FAS 123R requires the full grant-date fair value of a restricted stock award to be amortized and recognized as compensation cost over the service period that relates to the award. However, in the case of a restricted stock grant which vests upon retirement (which is the case for the restricted stock grants made to each of the Company’s named executive officers), the entire unamortized compensation cost must be recognized in the year the grant recipient becomes retirement eligible. Mr. McDonald and Ms. Fields are considered “retirement eligible” under the 2006 restricted stock grants; therefore, the recognized 2006 compensation cost for such grants was equal to the restricted stock grants’ full grant-date fair value. Grant-date fair value of the restricted stock awards was determined by multiplying the number of restricted shares awarded by the volume weighted average price of a share of Company stock on the date of grant.

3 Amounts disclosed in the Option Awards column relate to grants of stock options made under the MEIP. With respect to each stock option grant, the amounts disclosed generally reflect the compensation cost that the Company recognized for financial accounting purposes in 2006 in accordance with FAS 123R. Generally, FAS 123R requires the full grant-date fair value of a stock option award to be amortized and recognized as compensation cost over the service period that relates to the award. However, in the case of a stock option grant which vests upon retirement (which is the case for the stock option grants made to each of the Company’s named executive officers), the entire unamortized compensation cost must be recognized in the year the grant recipient becomes retirement eligible. Mr. McDonald and Ms. Fields are considered “retirement eligible” under the 2006 stock option grants; therefore, the recognized 2006 compensation cost for such grants was equal to the stock option grants’ full grant-date fair value. Grant-date fair value was determined using a generally accepted option valuation methodology referred to as the Black-Scholes Option Pricing Model. The assumptions used in calculating the grant-date fair value of each stock option award are disclosed in footnotes to the Company’s finanical statements that are set forth in the Company’s 2006 Annual Report on Form 10-K.

4 Amounts disclosed in the Non-Equity Incentive Plan Compensation column represent the aggregate amounts earned in 2006 under the Company’s 2006 Success Sharing Program, Key Employee Retention Program, and the Profit Sharing Program, respectively. Mr. Tilton voluntarily waived his rights to a payment under the KERP which was otherwise due him in 2006.

5 See following table titled “Explanation of All Other Compensation Disclosure” for details regarding amounts disclosed in All Other Compensation column.

Explanation of All Other Compensation Disclosure

			Life
		Proceeds	Insurance			Payment
Name and		from	Premiums	401K	401k	of
Principal		Convertible	Paid by	Company	Excess	SERP	Irrevocable		Tax
Position	Year	Notes[1]	Registrant[2]	Contributions	Cash[3]	Claim[4]	Trust[5]	Perquisites[6]	Gross- Up7	Total
Tilton, Glenn	2006	$ 0	$ 9,931	$ 22,225	$ 95,670	$ 0	$ 0	$ 66,290	$ 16,843	$ 210,959
Chairman, President & Chief Executive Officer
Brace, Frederic	2006	$ 204,579	$ 3,357	$ 29,000	$ 58,616	$ 44,913	$ 0	$ 13,356	$ 33,167	$ 386,988
Executive Vice President & Chief Financial Officer
McDonald, Peter	2006	$ 409,598	$ 5,746	$ 29,000	$ 70,358	$ 108,792	$ 2,600,000	$ 98,470	$ 59,209	$ 3,381,173
Executive Vice President & Chief Operating Officer
Tague, John	2006	$ 0	$ 2,051	$ 20,313	$ 52,336	$ 0	$ 0	N/A	$ 13,441	$ 88,141
Executive Vice President & Chief Revenue Officer
Fields, Sara	2006	$ 214,521	$ 8,469	$ 29,000	$ 27,768	$ 160,400	$ 0	N/A	$ 8,255	$ 448,413
Senior Vice President Office of the Chairman

1 Represents cash paid to the applicable named executive officers from the proceeds of the Company’s sale of convertible notes, which was intended to partially offset the loss of the named executive officer’s retirement benefits due to the Company’s termination of its pension plans while operating under bankruptcy protection. The sale of the convertible notes and the use of its proceeds were part of the Company’s Plan of Reorganization which was approved by the Bankruptcy Court.

2 Represents the payment of supplemental life insurance premiums on the named executive officers’ behalf.

3 Represents the payment of Company direct and matching contributions that would have been made to the Company’s 401(k) plan on behalf of the named executive officer in the absence of contribution limits imposed under the Internal Revenue Code.

4 Represents the payment by the Company to Messrs. McDonald and Brace and Ms. Field, in their capacity as unsecured creditors, with respect to claims arising out of cancellation of the SERP. This payment is fully explained in the Compensation Discussion and Analysis.

5 As further disclosed in the Nonqualified Deferred Compensation Table and related narrative, this amount reflects Company contributions to an irrevocable trust under which Mr. McDonald is the sole beneficiary. The contributions were made in exchange for Mr. McDonald’s forfeiture of certain equity grants, which is more fully explained in the Compensation Discussion and Analysis.

6 Mr. Tilton was provided the following perquisites during 2006: use of Company car and driver, unlimited air travel aboard United Airlines and certain other flights, and reimbursement for financial management advisory service. The incremental cost to the Company relating to Mr. Tilton’s personal use of the Company car and driver was $40,196. This incremental cost was determined in accordance with the following methodology: the sum of the cost of fuel related to Mr. Tilton’s non-business use of the Company car and the additional costs related to Mr. Tilton’s use of a driver for non-business travel. Mr. Brace was provided with unlimited air travel aboard United Airlines and certain other flights and reimbursement for country club dues during 2006. Mr. McDonald was provided the following perquisites during 2006: car allowance, unlimited air travel aboard United Airlines and certain other flights, reimbursement for country club dues, reimbursement for legal expenses incurred in the negotiation of his employment agreement in the amount of $82,056, and reimbursement for financial management services.

7 Represents taxes paid on behalf of all named executive officers with regards to unlimited air travel on United Airlines and certain other flights, taxes paid for Mr. Tilton’s use of a Company car, and taxes paid for Mr. McDonald’s car allowance and legal expenses.

Grants of Plan-Based Awards Table

						All Other	All Other
						Stock	Options	Exercise	Closing	Grant Date
						Awards:	Awards:	or Base	Price on	Fair Value
		Date of				Number of	Number of	Price of	the	of Stock
		Comp.	Estimated Possible Payouts Under			Shares of	Securities	Option	Date of	and
	Grant Date	Comm.	Non-Equity Incentive Plan Awards [1]			Stock or	Underlying	Awards	Option	Option
Name	Total	Action	Threshold ($)	Target ($)	Maximum ($)	Units (#) [2]	Options (#) [3]	($/SH) [4]	Grant	Awards
Tilton, Glenn	2/2/2006	1/10/2006				545,000	0	0	N/A	$20,137,750
Chairman, President &	2/15/2006	1/10/2006				0	274,000	$34.18	$36.53	$6,028,000
Chief Executive Officer	2/23/2006	1/10/2006				0	274,000	$35.91	$36.14	$5,912,920
	3/2/2006	1/10/2006				0	274,000	$35.65	$36.07	$5,929,360
	First Quarter		$75,703	$151,406	$151,406
	Second Quarter		$75,703	$151,406	$151,406
	Third Quarter		$85,886	$171,771	$171,771
	Fourth Quarter		$106,250	$212,500	$212,500
	Annual		$0	$0	$687,083
	Total [5]		$343,542	$687,083	$1,374,166
Brace, Frederic	2/2/2006	1/10/2006				218,000	0	0	N/A	$8,055,100
Executive Vice	2/15/2006	1/10/2006				0	109,666	$34.18	$36.53	$2,412,652
President & Chief	2/23/2006	1/10/2006				0	109,667	$35.91	$36.14	$2,366,614
Financial Officer	3/2/2006	1/10/2006				0	109,667	$35.65	$36.07	$2,373,194
	First Quarter		$42,831	$85,662	$85,662
	Second Quarter		$42,831	$85,662	$85,662
	Third Quarter		$43,838	$87,676	$87,676
	Fourth Quarter		$45,850	$91,700	$91,700
	Annual		$0	$0	$350,700
	Total [5]		$175,350	$350,700	$701,400
McDonald, Peter	2/2/2006	1/10/2006				218,000	0	0	N/A	$8,055,100
Executive Vice	2/15/2006	1/10/2006				0	109,666	$34.18	$36.53	$2,274,473
President & Chief	2/23/2006	1/10/2006				0	109,667	$35.91	$36.14	$2,225,143
Operating Officer	3/2/2006	1/10/2006				0	109,667	$35.65	$36.07	$2,231,723
	First Quarter		$42,831	$85,662	$85,662
	Second Quarter		$42,831	$85,662	$85,662
	Third Quarter		$42,831	$85,662	$85,662
	Fourth Quarter		$61,250	$122,500	$122,500
	Annual		$0	$0	$379,486
	Total [5]		$189,743	$379,486	$758,972
Tague, John	2/2/2006	1/10/2006				218,000	0	0	N/A	$8,055,100
Executive Vice	2/15/2006	1/10/2006				0	109,666	$34.18	$36.53	$2,412,652
President & Chief	2/23/2006	1/10/2006				0	109,667	$35.91	$36.14	$2,366,614
Revenue Officer	3/2/2006	1/10/2006				0	109,667	$35.65	$36.07	$2,373,194
	First Quarter		$42,831	$85,662	$85,662
	Second Quarter		$42,831	$85,662	$85,662
	Third Quarter		$43,838	$87,676	$87,676
	Fourth Quarter		$45,850	$91,700	$91,700
	Annual		$0	$0	$350,700
	Total [5]		$175,350	$350,700	$701,400
Fields, Sara	2/2/2006	1/10/2006				109,000	0	0	N/A	$4,027,550
Senior Vice President	2/15/2006	1/10/2006				0	54,666	$34.18	$36.53	$1,119,560
Office of the Chairman	2/23/2006	1/10/2006				0	54,667	$35.91	$36.14	$1,093,887
	3/2/2006	1/10/2006				0	54,667	$35.65	$36.07	$1,097,713
	First Quarter		$22,028	$44,056	$44,056
	Second Quarter		$22,028	$44,056	$44,056
	Third Quarter		$22,408	$44,816	$44,816
	Fourth Quarter		$23,169	$46,338	$46,338
	Annual		$0	$0	$179,266
	Total [5]		$89,633	$179,266	$358,532

1 Amounts disclosed represent target, threshold and maximum possible payouts under the Company’s Success Sharing Plan (“SSP”) for each quarterly performance period during 2006 and the maximum possible payouts under the SSP for the 2006 annual performance period. As explained in the Compensation Discussion and Analysis, the Company maintains another non-equity incentive plan referred to as the Profit Sharing Plan. The Profit Sharing Plan contains no threshold or maximum payout amounts. Rather, payout amounts relate solely to the level of the Company’s pre-tax earnings (no payouts occur if pre-tax earnings are less than $10 million). Due to the structure of the Profit Sharing Plan, the SEC disclosure rules do not require any disclosure relating to estimated payout levels under the Profit Sharing Plan in the Grants of Plan-Based Awards table. Amounts paid to the named executive officers under the Profit Sharing Plan are reflected in the “Non-equity Incentive Plan Compensation” column to the Summary Compensation Table.

2 Represents restricted stock awards made under the MEIP. As fully explained in the Compensation Discussion and Analysis, Mr. McDonald forfeited certain stock option awards and restricted stock awards in exchange for an employment agreement and a retention bonus. The amount shown for Mr. McDonald includes Mr. McDonald’s forfeited restricted stock awards.

3 Represents stock option awards made under the MEIP. As fully explained in the Compensation Discussion and Analysis, Mr. McDonald forfeited certain stock option awards and restricted stock awards in exchange for an employment agreement and a retention bonus. The amount shown for Mr. McDonald includes Mr. McDonald’s forfeited stock option awards.

4 On January 10, 2006, the Subcommittee decided to grant stock options to the named executive officers on three separate grant dates: February 15, February 23 and March 2, 2006. Also on January 10, 2006, the Subcommittee decided that the exercise price of these option grants would be based on the volume weighted average price of a share of Company common stock over the five business days prior to the relevant grant date. The reasons the Subcommittee chose this method for determining the exercise price is discussed in the Compensation Discussion and Analysis.

5 Amounts disclosed represent the aggregate estimated possible payouts under the SSP at threshold, target and maximum for all performance periods (e.g., all four quarterly performance periods and the annual performance period).

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

The following is a description of material factors necessary to understand the information disclosed in the Summary Compensation Table and the Grants of Plan-Based Awards Table. This description is intended to supplement the information discussed in the Compensation Discussion and Analysis.

Total 2006 Compensation

Given the various forms of compensation that currently exist and the numerous ways in which compensation may be earned, valued and paid out, the rules for reporting compensation in the Summary Compensation Table require different methods of reporting depending on the form of compensation. For example, base salaries and non-equity incentive awards are reported for the fiscal year in which they are earned, but in the case of restricted stock and stock options, the amount reported for a particular fiscal year is determined based on the amount recognized as an accounting expense with respect to that year. Under the applicable accounting rules, the expense for equity-based compensation is amortized over the vesting period, and therefore, in many cases, a portion of the award must be expensed before it has vested. Therefore, the amount reported as total compensation for a particular fiscal year may be different from the amount actually earned by or available to the named executive officer in that year.

In making determinations about 2006 compensation, the Committee considered a variety of factors, including the value of the compensation our named executive officers could earn during fiscal year 2006. The following table sets forth the amounts that were earned by each of our named executive officers during 2006. This table is identical to the Summary Compensation Table on page 36, except in the following respects.

•       In the case of restricted stock and stock options, amounts included in the table below take into account only the portions of these awards that vested during 2006, rather than the entire amount recognized as an accounting expense for 2006.

•       The retention payment that the Company contributed to an irrevocable trust on behalf of Mr. McDonald pursuant to his employment agreement, as well as the 2006 earnings on that amount, are not included in the table below. Mr. McDonald’s interest in the trust was unvested as of December 31, 2006 and is subject to vesting over a three-year period.

Modified Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Option Awards ($)[3]	Non-Equity Incentive Plan Compensation ($)[4]	All Other Compensation ($)[5]	Total ($)
Tilton, Glenn	2006	$687,083	$0	$4,027,550	$3,574,056	$839,028	$210,959	$9,338,676
Chairman, President &
Chief Executive Officer
Brace, Frederic	2006	$501,000	$0	$1,611,020	$1,430,492	$654,872	$386,988	$4,584,372
Executive Vice President &
Chief Financial Officer
McDonald, Peter	2006	$542,125	$0	$1,611,020	$1,346,268	$678,600	$781,173	$4,959,186
Executive Vice President &
Chief Operating Officer
Tague, John	2006	$501,000	$0	$1,611,020	$1,430,492	$698,122	$88,141	$4,328,775
Executive Vice President &
Chief Revenue Officer
Fields, Sara	2006	$325,933	$0	$805,510	$662,232	$359,073	$448,413	$2,601,161
Senior Vice President
Office of the Chairman

1 The Company did not pay any discretionary bonuses to the named executive officers in 2006.

2 Amounts disclosed in the Stock Awards column relate to grants of restricted stock made under the Company’s 2006 Management Equity Incentive Plan (“MEIP”). In contrast to the Summary Compensation Table on page 36, in which the amounts disclosed generally reflect the compensation cost that the Company recognized for financial accounting purposes in 2006 in accordance with FAS 123R, the amounts disclosed in this table represent the grant date fair value of restricted stock awards that vested in 2006, but do not reflect an amount (if any) realized upon sale of the stock. Grant-date fair value of the restricted stock awards was determined by multiplying the number of restricted shares awarded by the volume weighted average price of a share of Company stock on the date of grant.

3 Amounts disclosed in the Option Awards column relate to grants of stock options made under the MEIP. In contrast to the Summary Compensation Table on page 36, in which the amounts disclosed generally reflect the compensation cost that the Company recognized for financial accounting purposes in 2006 in accordance with FAS 123R, the amounts disclosed in this table represent the grant date fair value of stock option awards that vested and became fully exercisable during 2006, but does not reflect an amount (if any) realized upon exercise of the stock options or sale of the underlying stock. In order to realize gain upon exercise of these stock options equal to the amounts set forth in this column, the executives would need to exercise them at a stock price of approximately $57 a share. Grant-date fair value was determined using a generally accepted option valuation methodology referred to as the Black-Scholes Option Pricing Model. The assumptions used in calculating the grant-date fair value of each stock option award are disclosed in footnotes to the Company’s financial statements that are set forth in the Company’s 2006 Annual Report on Form 10-K.

4 Amounts disclosed in the Non-Equity Incentive Plan Compensation column represent the aggregate amounts earned in 2006 under the Company’s 2006 Success Sharing Program, Key Employee Retention Program, and the Profit Sharing Program, respectively. Mr. Tilton voluntarily waived his rights to a payment under the KERP which was otherwise due him in 2006.

5 Please refer to the table titled “Explanation of All Other Compensation Disclosure” for details regarding amounts disclosed in All Other Compensation column. In contrast to the amount shown in the “Summary Compensation Table” on page 36, the amount shown above for Mr. McDonald does not include the retention payment made to the irrevocable trust or earnings on that amount, which were unvested in 2006.

Employment Agreements

As a general policy, the Company does not enter into employment agreements with its executive officers or other employees. However, the Company has entered into employment agreements with Mr. Tilton and Mr. McDonald.

Agreement with Mr. Tilton

To induce Mr. Tilton to become the Company’s chief executive officer, the Company and Mr. Tilton entered into an employment agreement on September 5, 2002. Mr. Tilton’s agreement has been amended on several occasions, most recently on September 29, 2006 under which the term of the agreement was extended to September 1, 2011. The following description of Mr. Tilton’s employment agreement reflects the material terms of the agreement which were in effect during fiscal year 2006.

•       Annual base salary. At the time the agreement was entered into with Mr. Tilton, Mr. Tilton’s annual base salary was set at $950,000. After the Company entered bankruptcy, the base salaries of all executive officers, including Mr. Tilton’s, were reduced several times. As a result of these reductions, at the beginning of fiscal year 2006, Mr. Tilton’s annual base salary was approximately $606,000. Under the September 29, 2006 amendment to Mr. Tilton’s agreement, his base salary was increased to $850,000 effective September 1, 2006. The Committee annually reviews Mr. Tilton’s base salary and will consider salary adjustments as it deems appropriate.

•       Stock option grant. In 2002, Mr. Tilton received options to purchase 650,000 shares of Company common stock. These options were never exercised by Mr. Tilton and were cancelled upon the Company’s emergence from bankruptcy protection.

•       Restricted stock grant. In 2002, Mr. Tilton received 100,000 restricted shares of Company common stock. Upon the Company’s emergence from bankruptcy protection, these shares were cancelled without payment.

•       Annual bonus. Mr. Tilton is entitled to participate in the Company’s Performance Incentive Plan or other annual bonus plan approved by the Board of Directors. For fiscal year 2006, this meant that Mr. Tilton was covered under the Company’s Success Sharing Plan. The agreement further provides that Mr. Tilton’s annual bonus target opportunity will be equal to 100% of annual base salary and a maximum bonus opportunity equal to 200% of annual base salary.

•       Long-term incentive plans. Mr. Tilton is entitled to participate in all long-term incentive plans which cover senior executives of the Company. For fiscal year 2006, this meant that Mr. Tilton was covered under the MEIP, under which he was granted stock options and restricted stock that are reflected in the Summary Compensation Table and the Grants of Plan-Based Awards table.

•       Other benefit arrangements. Mr. Tilton is entitled to participate in all employee benefit plans, practices, and programs maintained by the Company and made available to its senior executives. For fiscal year 2006, this meant that Mr. Tilton participated in or was provided the following: (i) certain health and welfare arrangements which are also provided to all salaried employees of the Company; (ii) 401(k) plan and excess 401(k) cash benefit plan (Company contributions to the 401(k) plan and payments of excess 401(k) cash benefits are reflected in amounts disclosed in the “All Other Compensation” column and in the footnote to the column); (iii) certain perquisites and supplemental life insurance benefits (which are identified in a footnote to the foregoing referenced column); and (iv) paid vacation benefits consistent with the Company policy for all its senior executives.

•       Severance benefits. Mr. Tilton is entitled to certain benefits upon qualifying terminations of employment. The extent and nature of these benefits are identified and quantified in the narrative disclosure below entitled “Other Potential Post-Employment Payments.”

•       Restrictive Covenants. Mr. Tilton’s employment agreement contains restrictive covenants that apply following termination of his employment with the Company and are described under the narrative disclosure below entitled “Other Post-Employment Payments.”

Agreement with Mr. McDonald

To induce Mr. McDonald to remain with the Company after his receipt of a competitive offer of employment, the Company and Mr. McDonald entered into an employment agreement on September 29, 2006. The term of the agreement expires on October 1, 2010. The following description of Mr. McDonald’s employment agreement reflects the material terms of the agreement which were in effect during the fiscal year.

•       Annual base salary. Under the agreement, Mr. McDonald’s annual base salary was set at $700,000 effective as of October 1, 2006. The Committee annually reviews Mr. McDonald’s base salary and will consider salary adjustments as it deems appropriate.

•       Annual bonus. Under the agreement, Mr. McDonald is entitled to participate under the applicable annual bonus plan approved by the Committee. For fiscal year 2006, this meant that Mr. McDonald was covered under the Success Sharing Plan. The agreement further provides that Mr. McDonald’s annual bonus target opportunity under the Success Sharing Plan will be equal to 70% of his annual base salary for fiscal year 2006 and will be equal to no less than 85% of his then current annual base salary for any future fiscal year. However, with respect to fiscal year 2007, Mr. McDonald will be entitled to be paid an annual cash bonus of no less than $425,000, provided that he remains employed by the Company through the end of that fiscal year.

•       Long-term incentive plans. Beginning in 2008, Mr. McDonald is entitled to participate in all long-term incentive plans which cover senior executives of the Company.

•       Cancellation of previously awarded stock options and restricted stock. Mr. McDonald agreed that (i) all shares of restricted stock that were granted to Mr. McDonald on February 2, 2006, other than those shares that vested on August 1, 2006, and those shares that vested on February 1, 2007, will cease to vest and be forfeited, and (ii) all stock options that were granted to Mr. McDonald in February 2006 and that are currently scheduled to vest on February 1, 2008 will terminate and be forfeited.

•       Retention payment. In consideration for the above-referenced cancellation of previously awarded stock options and restricted stock, Mr. McDonald’s agreement to be bound by certain restrictive covenants and as an inducement to enter into an employment agreement with the Company, Mr. McDonald became eligible to receive a retention payment (“Retention Payment”) in an amount equal to $2.6 million. The Company funded the Retention Payment by making a $2.6 million contribution to an irrevocable trust (“Trust”) under which Mr. McDonald (or his estate) is the sole beneficiary. Mr. McDonald’s rights with respect to the assets of the Trust and the timing of distributions from the Trust to Mr. McDonald are described below. The Company’s obligation to make the Retention Payment to Mr. McDonald was fully discharged upon the Company’s contribution to the Trust.

Mr. McDonald’s rights with respect to the assets of the Trust vest over a three-year period in accordance with the following schedule: (i) on February 1, 2008, Mr. McDonald’s rights with respect to one-third of the assets held by the Trust become vested; (ii) on February 1, 2009, Mr. McDonald’s rights with respect to one-half of the assets then held by the Trust become vested; and (iii) on

February 1, 2010, Mr. McDonald’s rights with respect to 100% of the assets then held by the Trust become vested. Generally, in order for Mr. McDonald to become vested in accordance with the foregoing schedule, he must remain actively employed by the Company through each vesting date. However, if Mr. McDonald’s employment with the Company is involuntarily terminated for any reason other than for cause, including as a result of Mr. McDonald’s death or disability or if Mr. McDonald resigns for good reason, as defined under the agreement, Mr. McDonald’s rights with respect to all assets then held in the Trust become immediately vested as of the date Mr. McDonald or his estate submits to the Company an executed release of claims. If Mr. McDonald is involuntarily terminated for cause or if Mr. McDonald resigns without good reason, Mr. McDonald’s rights with respect to all unvested assets then held by the Trust will immediately terminate and Mr. McDonald will be entitled to no further payment or benefits with respect to the unvested portion of the assets of the Trust.

Within 30 days from the date Mr. McDonald becomes vested with respect to any portion of the Trust assets, such vested portion of Trust assets will be distributed to Mr. McDonald.

The Company will make a special payment to Mr. McDonald that is intended to cover any income and employment tax liability that Mr. McDonald incurs upon the vesting of any portion of the Trust assets and any income and employment tax liability that Mr. McDonald incurs as a result of the special payment.

Mr. McDonald’s rights with respect to all earnings on Trust assets are fully vested at all times and are distributed to Mr. McDonald quarterly. Mr. McDonald is responsible for the payment of any taxes that arise due to his receipt of Trust earnings.

•       Other benefit arrangements. Under the agreement, Mr. McDonald is entitled to participate in all employee benefit plans, practices, and programs maintained by the Company and made available to its senior executives. For fiscal year 2006, this meant that Mr. McDonald participated in or was provided the following: (i) certain health and welfare arrangements which were also provided to all salaried employees of the Company; (ii) 401(k) plan and excess 401(k) cash benefit plan (Company contributions to the 401(k) plan and payments of excess 401(k) cash benefits are reflected in amounts disclosed in the “All Other Compensation” column and in the footnote to the column ); (iii) certain perquisites and supplemental life insurance benefits (which are identified in a footnote to the foregoing referenced column); (iv) paid vacation benefits consistent with the Company policy for all its senior executives; and (v) an automobile allowance of $1,125 per month (which is identified in footnote to the foregoing referenced column).

•       Severance benefits. Under the agreement, Mr. McDonald is entitled to certain benefits upon qualifying terminations of employment. The extent and nature of these benefits are identified and quantified in the narrative disclosure entitled “Other Potential Post-Employment Payments.”

•       Restrictive Covenants. Mr. McDonald’s employment agreement contains restrictive covenants that apply following termination of his employment with the Company and are described below under the narrative disclosure entitled “Other Post-Employment Payments.”

Short-Term Incentive Awards

Success Sharing Plan

The Company maintains an annual incentive program referred to as the Success Sharing Plan, which covers each named executive officer as well as virtually all other employees of the Company. As described in the Compensation Discussion and Analysis, the Success Sharing Plan provides eligible employees, including the named executive officers, the opportunity to earn short-term incentive awards based upon the achievement of certain predefined performance goals. The Success Sharing Plan for 2006 included three quarterly performance measures applicable for each of four quarters and one annual financial measure. Quarterly and annual performance goals under the Success Sharing Plan are described in the Compensation Discussion and Analysis. Each named executive officer’s incentive award opportunities are disclosed in the Grants of Plan-Based Awards table.

•       Quarterly incentive awards. Prior to the beginning of the fiscal year, the Subcommittee set the specific performance measures and performance goals for 2006, which would be applicable to the named executive officers as well as all other employees covered under the Success Sharing Plan. For each quarterly performance period, the Subcommittee set three performance measures (e.g., customer satisfaction, reliability, and cost per available seat mile). The Subcommittee set two performance goals for each quarterly performance measure, a “threshold” performance goal and a higher “target” performance goal, as well as the amount of the quarterly incentive award opportunity which would be paid for attainment of each specified performance goal.

Each quarterly performance period was evaluated independent of the other quarterly performance periods and independent of the annual performance period. If the “threshold” performance goal was not met for a particular quarterly performance measure, then employees were not entitled to a quarterly incentive award with respect to that performance measure. If the Company’s performance for a quarterly performance measure fell between the “threshold” and “target” performance goals, employees were entitled to a pro-rated quarterly incentive award.

•       Annual incentive awards. For the annual performance period, the Subcommittee set one performance measure (e.g., EBITDAR). The Subcommittee set two performance goals for the annual performance period, a “target” performance goal and a higher “maximum” performance goal, as well as the amount of the award opportunity which would be paid for attainment of each specified performance goal. For employees to be eligible for an annual incentive award, the Company had to exceed the target performance goal. Employees were entitled to the full amount of their annual incentive award only if the Company reached the “maximum” level of performance.

•       Individual Performance. Annual incentive payments under the Success Sharing Plan may be increased or decreased based on individual performance.

•       Payment of incentive awards. Payment of an incentive award is made as soon as practicable following the Company’s determination whether and to what extent performance goals have been satisfied for the applicable performance period. Generally, in order to be entitled to receive an incentive award payment, an employee must be employed during the applicable performance period and until the date of payment.

Employees were eligible to receive up to five incentive awards in 2006: four quarterly incentive awards and one annual incentive award. If the Company achieved or exceeded the “threshold” performance goal for at least one performance measure in each quarter, all employees would be entitled to receive quarterly incentive payments. If the Company exceeded the “target” performance goal for the annual performance period, all employees would be entitled to receive the annual incentive award.

If the Company met all quarterly performance target goals and the annual maximum performance goal, employees would have been entitled to receive 200% of their target incentive award opportunity. For 2006, the Subcommittee set the following target incentive award opportunities for the named executive officers:

–       Mr. Tilton’s target incentive award opportunity is equal to 100% of base salary;

–       The target incentive award opportunity for Messrs. Brace, McDonald and Tague is equal to 70% of base salary; and

–       Ms. Field’s target incentive award opportunity is equal to 55% of base salary.

The incentive award actually earned by each named executive officer for 2006 is disclosed in the Compensation Discussion and Analysis and in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

The Company paid the 2006 fourth quarter performance award during the first quarter of 2007 and expects to pay the 2006 annual incentive award during the second quarter of 2007.

Profit Sharing Program

The Company maintains another annual incentive award plan referred to as the Profit Sharing Program, which covers all U.S.-based employees including the named executive officers. Under the Profit Sharing Plan, 7.5% of the Company’s 2006 annual pre-tax earnings were distributed to eligible employees who had been with the Company for at least one year. While distributions are based on all of the Company’s earnings, the Company must first reach a threshold of $10 million in earnings before there can be any distribution under the profit sharing plan. Distributions will be made during the second quarter of 2007 to eligible employees, including each named executive officer, in proportion to their base salaries.

The profit sharing distributions actually earned by each named executive officer for 2006 is disclosed in the Compensation Discussion and Analysis and in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. For purposes of that disclosure, the amount of each named executive officer’s profit sharing distribution for 2006 is aggregated with amounts the named executive officer has earned under the Success Sharing Plan and the KERP for 2006.

Long-Term Incentive Awards

2006 MEIP

The Company maintains the 2006 MEIP under which it may grant to the named executive officers, as well as other eligible employees, incentive and non-qualified stock options, restricted stock, stock appreciation rights, and other forms of stock based compensation.

For 2006, the Subcommittee decided to award to the named executive officers stock options and shares of restricted stock. The number of shares of Company common stock subject to and the value of these awards is reflected in the Grants of Plan-Based Awards table. The accounting cost associated with the restricted stock and stock option grants is reflected in the Summary Compensation Table.

•       Stock option awards. For reasons discussed in the Compensation Discussion and Analysis, on January 10, 2006 the Subcommittee decided to grant to each named executive officer options to purchase shares of Company common stock in three equal tranches on February 15, February 23, and March 2, 2006. Other than the exercise price, each tranche contained the same principal terms and conditions which are described below.

–       Exercise price. On January 10, 2006, the Subcommittee decided that the exercise price of these option grants would be based on the volume weighted average price of a share of Company common stock over the five business days prior to the relevant grant date. The reasons the Subcommittee chose this method for determining the exercise price is discussed in the Compensation Discussion and Analysis.

–       Vesting. Each stock option award vests with respect to 20% of the shares subject to the award on each of the following dates: August 1, 2006; February 1, 2007; February 1, 2008; February 1, 2009; and February 1, 2010. However, in the event of a “change of control” as defined under the MEIP or termination of employment due to death, disability, or retirement (i.e., termination after attaining age 55 and completing 10 years of service or termination after attaining age 65), all outstanding stock options will become immediately vested and exercisable in full.

–       Forfeiture. Under the terms of the MEIP, upon an employee’s termination of employment for any reason other than death, disability, or retirement, any outstanding unvested stock options held by the employee will be immediately forfeited and terminated.

–       Exercise. Each stock option may be exercised solely to the extent vested.

–       Term. Each stock option grant will expire on January 31, 2016.

•       Restricted stock awards. The Company granted to each named executive officer shares of restricted stock of the Company on February 2, 2006. The principal terms and conditions of these grants are described below.

–       Vesting. Each restricted stock award vests at the rate of 20% on each of the following dates: August 1, 2006; February 1, 2007; February 1, 2008, February 1, 2009; and February 1, 2010. However, in the event of a “change of control” as defined under the MEIP or termination of employment due to death, disability, or retirement (i.e., termination after attaining age 55 and completing 10 years of service or termination after attaining age 65), all outstanding restricted stock will become immediately vested.

–       Forfeiture. Under the MEIP, upon an employee’s termination of employment for any reason other than death, disability, or retirement, any outstanding unvested restricted stock held by the employee will be immediately forfeited and terminated.

Variable (at-risk) Compensation

The Summary Compensation Table discloses the “total compensation” of each named executive officer for 2006. Total compensation includes fixed and variable (or at-risk) components. The chart below shows the percentage of total compensation that is comprised of fixed salary and bonus and variable (at-risk) incentive awards for each named executive officer.

Name and Principal Position	Salary and Bonus as a % of Total Compensation	All Other Compensation as a % of Total Compensation	Variable (at- risk) Based Compensation as a % of Total Compensation
Tilton, Glenn	3%	1%	96%
Chairman, President & Chief Executive Officer
Brace, Frederic	5%	4%	91%
Executive Vice President & Chief Financial Officer
McDonald, Peter	4%	26%	70%
Executive Vice President & Chief Operating Officer
Tague, John	5%	1%	94%
Executive Vice President & Chief Revenue Officer
Fields, Sara	4%	5%	91%
Senior Vice President Office of the Chairman

Variable (at-risk) compensation is the sum of each named executive officer’s stock awards, option awards, and non-equity incentive plan compensation that is disclosed in the Summary Compensation Table. Absent the forfeiture of certain previously awarded stock options and restricted stock, the percentage of Mr. McDonald’s at-risk compensation would be more comparable to the amounts shown for the other named executive officers. As disclosed under “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table–Employment Agreements–Agreement with Mr. McDonald,” Mr. McDonald forfeited these equity awards in connection with the negotiation of his employment agreement with the Company.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable[1,2]	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Restricted Stock That Have Not Vested (#) [1,3]	Market Value of Shares of Restricted Stock That Have Not Vested ($)
Tilton, Glenn	0	219,200	$34.18	1/31/2016	436,000	$19,184,000
Chairman, President &	54,800	219,200	$35.91	1/31/2016
Chief Executive Officer	3,717	219,200	$35.65	1/31/2016
Brace, Frederic	21,933	87,733	$34.18	1/31/2016	174,400	$7,673,600
Executive Vice President &	21,933	87,734	$35.91	1/31/2016
Chief Financial Officer	21,933	87,734	$35.65	1/31/2016
McDonald, Peter	0	65,800	$34.18	1/31/2016	43,600	$1,918,400
Executive Vice President &	21,933	65,801	$35.91	1/31/2016
Chief Operating Officer	1,565	65,801	$35.65	1/31/2016
Tague, John	16,450	87,733	$34.18	1/31/2016	174,400	$7,673,600
Executive Vice President &	21,933	87,734	$35.91	1/31/2016
Chief Revenue Officer	16,892	87,734	$35.65	1/31/2016
Fields, Sara	0	43,733	$34.18	1/31/2016	87,200	$3,836,800
Senior Vice President	10,933	43,734	$35.91	1/31/2016
Office of the Chairman	821	43,734	$35.65	1/31/2016

1 As fully explained in the Compensation Discussion and Analysis, Mr. McDonald forfeited certain stock option awards and restricted stock awards in exchange for an employment agreement and a retention bonus. The amounts shown exclude Mr. McDonald’s forfeited awards.

2 All stock option awards vest at a rate of 20% upon the following dates 8/1/2006, 2/1/07, 2/1/08, 2/1/09 and 2/1/10.

3 All restricted stock awards vest at a rate of 20% upon the following dates 8/1/2006, 2/1/07, 2/1/08, 2/1/09 and 2/1/10.

Option Exercises and Stock Vested

	Option Awards		Restricted Stock Award
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Tilton, Glenn	105,883	$1,058,830	109,000	$2,752,795
Chairman, President &
Chief Executive Officer
Brace, Frederic	0	$0	43,600	$1,101,118
Executive Vice President &
Chief Financial Officer
McDonald, Peter	42,301	$424,107	43,600	$1,101,118
Executive Vice President &
Chief Operating Officer
Tague, John	10,524	$105,514	43,600	$1,101,118
Executive Vice President &
Chief Revenue Officer
Fields, Sara	21,045	$210,997	21,800	$550,559
Senior Vice President
Office of the Chairman

Nonqualified Deferred Compensation Table

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)[1]	Aggregate Earnings in Last FY($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
McDonald, Peter		$ 2,600,000	$ 38,616		$ 2,638,616
Executive Vice President &
Chief Operating Officer

1 $2,600,000 is included in the All Other Compensation column of the Summary Compensation Table, as disclosed in the Explanation of All Other Compensation Disclosure.

Narrative to Nonqualified Deferred Compensation Table

The following is a description of material factors necessary to understand the information disclosed in the Nonqualified Deferred Compensation Table. This description is intended to supplement the information discussed in the Compensation Discussion and Analysis and above related narratives.

According to Mr. McDonald’s employment agreement and as previously described in the “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table,” Mr. McDonald forfeited certain stock option awards in return for a one-time payment into an irrevocable trust. Mr. McDonald’s rights with respect to the assets of the irrevocable trust and the related earnings are described in the “Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table.”

Northern Trust Corporation is the trustee for the irrevocable trust. Northern Trust Corporation manages the trust’s assets pursuant to the written investment guidelines provided by Mr. McDonald. Mr. McDonald is permitted to modify the guidelines from time to time by notice to Northern Trust Corporation. In the absence of such guidelines, Northern Trust Corporation will invest the assets of the trust in short term securities of the U.S. Government. In 2006, Mr. McDonald received a 1.29% return on the assets held by the trust for the quarter ended December 31, 2006.

Other Potential Post-Employment Payments

This section describes and quantifies potential payments that may be made to each named executive officer at, following, or in connection with the resignation, severance, retirement, or other termination of the named executive officer or a change of control of the Company. These benefits are in addition to benefits generally available to salaried employees.

Mr. Tilton’s Other Potential Post-Employment Payments

The Company has entered into certain agreements and maintains certain plans that will require the Company to pay compensation and provide certain benefits to Mr. Tilton at, following, or in connection with his termination of employment or a change of control of the Company. The material terms and conditions relating to these payments and benefits are described below.

Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason” on December 31, 2006, Other Than During the 24-Month Period Following a “Change of Control”

If Mr. Tilton’s employment with the Company was involuntarily terminated without “cause” or voluntarily terminated for “good reason” on December 31, 2006, he would have been entitled to the following payments and benefits:

•       Lump-sum payment of cash severance benefit in an amount equal to two times the sum of his base salary and 2006 target annual incentive opportunity under the Success Sharing Plan;

•       Payment of 2006 target annual incentive opportunity under the Success Sharing Plan pro-rated to the date of termination;

•       Immediate vesting of all outstanding and unvested stock options and unvested shares of restricted stock;

•       Extension of exercise period for outstanding stock options to five years from the date of termination (generally, exercise period ends three months following a termination of employment);

•       Continuation of certain health and welfare benefits for a period of two years following the date of termination;

•       Provision of retiree travel benefits; and

•       Continuation of financial planning allowance for a period of two years following the date of termination.

Termination Due to Death on December 31, 2006

If Mr. Tilton’s employment with the Company was terminated due to his death on December 31, 2006, then his estate would have been entitled to the following payments and benefits:

•       Payment of 2006 target annual incentive opportunity under the Success Sharing Plan pro-rated to the date of termination;

•       Immediate vesting of all outstanding and unvested stock options and unvested shares of restricted stock;

•       Extension of exercise period for outstanding stock options to 5 years from the date of death (generally, exercise period ends three months following a termination of employment);

•       Payment of life insurance benefits; and

•       Provision of spousal travel benefits.

Termination Due to Disability on December 31, 2006

If Mr. Tilton’s employment with the Company was terminated due to his disability on December 31, 2006, he would have been entitled to the following payments and benefits:

•       Payment of 2006 target annual incentive opportunity under the Success Sharing Plan pro-rated to the date of termination;

•       Immediate vesting of all outstanding and unvested stock options and unvested shares of restricted stock;

•       Extension of exercise period for outstanding stock options to 12 months from the date of disability (generally, exercise period ends three months following a termination of employment);

•       Payment of monthly disability benefits; and

•       Provision of retiree travel benefits.

“Change of Control” on December 31, 2006

If a “change of control” of the Company occurred on December 31, 2006, Mr. Tilton would have been entitled to the following benefits:

•       Immediate vesting of all outstanding and unvested stock options and unvested shares of restricted stock.

Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason” on December 31, 2006, During the 24 Month Period Following a “Change of Control”

If Mr. Tilton’s employment with the Company was involuntarily terminated without “cause” or voluntarily terminated for “good reason” on December 31, 2006 and during the 24-month period following a “change of control” of the Company, he would have been entitled to the following payments and benefits:

•       Lump-sum payment of cash severance benefit in an amount equal to three times the sum of his base salary and his 2006 target annual incentive opportunity under the Success Sharing Plan;

•       Payment of 2006 target annual incentive opportunity under the Success Sharing Plan pro-rated to the date of termination;

•       Immediate vesting of all outstanding and unvested stock options and unvested shares of restricted stock;

•       Extension of exercise period for outstanding stock options to five years from the date of termination (generally, exercise period ends three months following a termination of employment);

•       Continuation of certain health and welfare benefits for a period of three years following the date of termination;

•       Continuation of financial planning allowance for a period of three years following the date of termination;

•       Provision of retiree travel benefits; and

•       Payment of a gross-up to make Mr. Tilton whole for any excise tax imposed as a result of Section 280G of the Internal Revenue Code.

Reduction in Future Termination Benefits

Mr. Tilton’s employment agreement provides that if Mr. Tilton’s employment is terminated by the Company without “cause” or by him for “good reason” in the absence of a “change of control”, the Company will pay Mr. Tilton a lump sum cash severance payment equal to the sum of his then-current base salary and then-current target bonus, multiplied by the lesser of (A) two and (B) a fraction, the numerator of which is the number of months (rounded up to the nearest whole month) that remain until Mr. Tilton attains the age of 65 and the denominator of which is 12. Therefore, if Mr. Tilton’s employment terminates under those circumstances after he reaches age 63 but before age 65, the amount of his cash severance payment will be reduced by the number of months that have elapsed after age 63. Mr. Tilton’s entitlement to continued health and welfare benefits and financial planning benefits will also be reduced by a corresponding number of months. These reductions would not apply in the event of a termination without “cause” or for “good reason” during the 24-month period following a “change of control”.

As of December 31, 2006, Mr. Tilton has not reached age 65, and therefore, his severance would have been equal to two times the sum of his base salary and target annual incentive opportunity if his employment had terminated at that time.

Material Defined Terms

The terms “cause” and “good reason” as used above are defined under Mr. Tilton’s employment agreement and mean the following:

–       Cause means, in general, (i) a significant act or acts of personal dishonesty or deceit that have a material adverse effect on the Company taken by Mr. Tilton in the performance of his duties; (ii) the willful and continued failure by Mr. Tilton to substantially perform his material duties; (iii) Mr. Tilton’s conviction of, or his entry of a plea of guilty or nolo contendere to, any felony (other than a felony predicated upon Mr. Tilton’s vicarious liability), or (iv) the entry or any final civil judgment against him for fraud, misrepresentation, or misappropriation of property.

–       Good reason means, in general, (i) diminution of Mr. Tilton’s position, authority, duties or responsibilities; (ii) reduction in Mr. Tilton’s base salary; (iii) the relocation of Mr. Tilton’s principal office to a location more than 50 miles from his current office; (iv) any purported termination by the Company of Mr. Tilton’s employment except as otherwise permitted under his employment agreement; or (iv) Mr. Tilton’s failure to be reelected as a director and Chairman of the Board of the Company.

The term “change of control” as used above is defined under Mr. Tilton’s employment agreement and means, in general, the occurrence of any one of the following events: (i) certain acquisitions by a third-party or third-parties, acting in concert, of at least a specified threshold percentage of the Company’s then outstanding voting securities; (ii) consummation of certain mergers or consolidations of the Company with any other corporation; (iii) stockholder approval of a plan of complete liquidation or dissolution of the Company; (iv) consummation of certain sales or dispositions of all or substantially all the assets of the Company; and (v) certain changes in the membership of the Company’s board of directors.

Restrictive Covenants

In exchange for the above described payments and benefits to the extent provided for under Mr. Tilton’s employment agreement, Mr. Tilton remains subject to confidentiality, non-disparagement, and non-solicitation/non-compete covenants that are set forth in his employment agreement. The confidentiality covenant prohibits Mr. Tilton from disclosing “confidential information” as defined under his employment agreement. The non-disparagement covenant prohibits Mr. Tilton from making disparaging comments (oral or written) regarding the Company, or its officers, directors, employees, or stockholders. These two covenants are of an indefinite duration. The non-solicitation/non-compete covenant prohibits Mr. Tilton, for a period of two years following his termination of employment, from becoming employed by or providing services to any airline, air carrier or any company affiliated with an airline or air carrier and from soliciting or hiring certain employees of the Company for the benefit of any such company.

Estimate of Other Potential Post-Employment Payments

The following table quantifies the potential payments and benefits that may be made to Mr. Tilton at, following, or in connection with his termination of employment or a change of control.

Estimate of Mr. Tilton’s Other Potential Post-Employment Payments
Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason Unrelated to a Change In Control ($)	Death ($)	Disability ($)	Change In Control Only ($)	Change In Control and Termination without Cause or with Good Reason ($)
Cash Compensation
Cash Severance	3,400,000				5,100,000
Success Sharing Payment	850,000	850,000	850,000		850,000
Long-Term Incentives
Stock Options - Unvested and Accelerated Awards	5,756,192	5,756,192	5,756,192	5,756,192	5,756,192
Restricted Stock - Unvested and Accelerated Awards	19,184,000	19,184,000	19,184,000	19,184,000	19,184,000
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	15,812		36,864		23,718
Life Insurance Payment		2,388,000
Perquisites and Tax Payments
Retiree Travel Benefit	34,165	17,083	34,165		34,165
Tax Gross-Up on Retiree Travel Benefit	202,623	101,312	202,623		202,623
Excise Tax & Gross-Up					5,178,610
Financial Planning	8,000				12,000
Total	$29,450,792	$28,296,587	$26,063,844	$24,940,192	$36,341,308

Mr. McDonald’s Other Potential Post-Employment Payments

The Company has entered into certain agreements and maintains certain plans that will require the Company to pay compensation and provide certain benefits to Mr. McDonald at, following, or in connection with his termination of employment or a change of control of the Company. The material terms and conditions relating to these payments and benefits are described below.

Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason” on December 31, 2006, Other Than During the 24 Month Period Following a “Change of Control”

If Mr. McDonald’s employment with the Company was involuntarily terminated without “cause” or voluntarily terminated for “good reason” on December 31, 2006 and during the 24-month period following a “change of control” of the Company, he would have been entitled to the following payments and benefits:

•       Lump-sum payment of cash severance benefit in an amount equal to two times the sum of his base salary and 2006 target annual incentive opportunity;

•       Payment of 2006 target annual incentive opportunity under the Success Sharing Plan pro-rated to the date of termination;

•       Immediate vesting and payment of the unvested portion of Mr. McDonald’s Trust (which is more fully described above under “Narrative to the Summary Compensation Table and Plan-Based Awards Table—Employment Agreements—Agreement with Mr. McDonald”) and payment of related tax gross-up;

•       Continuation of medical and dental benefits for a period of two years following the date of termination; and

•       Provision of retiree travel benefits.

Termination Due to Retirement on December 31, 2006

If Mr. McDonald’s employment with the Company was terminated due to his retirement on December 31, 2006, he would have been entitled to the following payments and benefits:

•       Payment of 2006 target annual incentive opportunity under the Success Sharing Plan pro-rated to the date of termination;

•       Immediate vesting of all outstanding and unvested stock options and unvested shares of restricted stock;

•       Extension of exercise period for outstanding stock options to remaining term of option (generally, exercise period ends three months following a termination of employment);

•       Immediate vesting of all outstanding and unvested shares of restricted stock; and

•       Provision of retiree travel benefits.

Termination Due to Disability or Death on December 31, 2006

If Mr. McDonald’s employment with the Company was terminated due to his disability or death on December 31, 2006, then he or his estate (if applicable) would have been entitled to the following payments and benefits:

•  Payment of 2006 target annual incentive opportunity under the Success Sharing Plan pro-rated to the date of termination;

•  Immediate vesting of all outstanding and unvested stock options and unvested shares of restricted stock;

•  Extension of exercise period for outstanding stock options to one year from the date of termination (generally, exercise period ends three months following a termination of employment);

•  Immediate vesting and payment of the unvested portion of Mr. McDonald’s Trust (which is more fully described above under “Narrative to the Summary Compensation Table and Plan-Based Awards Table—Employment Agreements—Agreement with Mr. McDonald”) and payment of related tax gross-up;

•       Provision of retiree travel benefits (in case of death, provision of spousal travel benefits);

•       In case of disability, payment of monthly disability benefits; and

•       In case of death, payment of life insurance benefits.

“Change of Control” on December 31, 2006

If a “change of control” of the Company occurred on December 31, 2006, Mr. McDonald would have been entitled to the following payments and benefits:

•       Immediate vesting of all outstanding and unvested stock options and unvested shares of restricted stock.

Involuntary Termination Without “Cause” or Voluntary Termination for “Good Reason” on December 31, 2006, During the 24 Month Period Following a “Change of Control”

If Mr. McDonald’s employment with the Company was involuntarily terminated without “cause” or voluntarily terminated for “good reason” following a change of control of the Company on December 31, 2006, he would have been entitled to the following payments and benefits:

•       Lump-sum payment of cash severance benefit in an amount equal to three times the sum of his base salary and 2006 target annual incentive opportunity under the Success Sharing Plan;

•       Payment of 2006 target annual incentive opportunity under the Success Sharing Plan pro-rated to the date of termination;

•       Immediate vesting of all outstanding and unvested stock options and unvested shares of restricted stock;

•       Continuation of medical and dental benefits for a period of three years following the date of termination;

•       Immediate vesting and payment of the unvested portion of Mr. McDonald’s Trust (which is more fully described above under “Narrative to the Summary Compensation Table and Plan-Based Awards Table—Employment Agreements—Agreement with Mr. McDonald”) and payment of related tax gross-up;

•       Provision of retiree travel benefits; and

•       Payment of a gross-up to make Mr. McDonald whole for any excise tax imposed as a result of Section 280G of the Internal Revenue Code, provided that if Mr. McDonald’s payments do not exceed 110% of the total amounts that could be paid to him without resulting in the excise tax, the payments to Mr. McDonald will instead be reduced and he will not be entitled to an excise tax gross-up.

Future Termination Benefits

Mr. McDonald’s employment agreement provides that if Mr. McDonald’s employment is terminated by the Company without “cause” or by him for “good reason” in the absence of a “change of control”, the Company will pay Mr. McDonald a lump sum cash severance payment equal to the sum of his then-current base salary and then-current target bonus, multiplied by the lesser of (A) two and (B) a fraction, the numerator of which is the number of months (rounded up to the nearest whole month) that remain until Mr. McDonald attains the age of 65 and the denominator of which is 12. Therefore, if Mr. McDonald’s employment terminates under those circumstances after he reaches age 63 but before age 65, the amount of his cash severance payment will be reduced by the number of months that have elapsed after age 63. Mr. McDonald’s entitlement to continued medical and dental benefits will also be reduced by a corresponding number of months. These reductions would not apply in the event of a termination without “cause” or for “good reason” during the 24-month period following a “change of control”. As of December 31, 2006, Mr. McDonald had not reached age 63, and therefore, his severance would have been equal to two times the sum of his base salary and target annual incentive opportunity if his employment had terminated at that time.

Although the term of Mr. McDonald’s employment agreement is scheduled to expire on October 1, 2010, if Mr. McDonald’s employment is terminated by the Company without “cause” or by him for “good reason” following expiration of the term, Mr. McDonald will be entitled to the cash severance described in the preceding paragraph, which amount will be reduced in the event of a termination after he reaches age 63. For purposes of this severance calculation, Mr. McDonald’s base salary will be deemed to be $700,000 and his target annual bonus will be deemed to be 85% of base salary. This extension of the severance provisions following expiration of the term of Mr. McDonald’s employment agreement is only applicable to payment of the cash severance described in the preceding paragraph and does not apply to continued employee benefits or “change of control” severance benefits.

Material Defined Terms

The terms “cause,” “good reason” and “change of control” as used above are defined under Mr. McDonald’s employment agreement. The definitions of these terms are substantially similar to the definition of the same terms under Mr. Tilton’s employment agreement.

Release Requirement

Pursuant to his employment agreement, Mr. McDonald will not be entitled to the cash severance and continued employee benefits unless he executes a release of claims in favor of the Company and the release becomes effective and irrevocable.

Restrictive Covenants

In exchange for the provision of the foregoing payments and benefits, Mr. McDonald remains subject to confidentiality, non-disparagement, and non-solicitation/non-compete covenants that are set forth in his employment agreement with the Company. The confidentiality covenant prohibits Mr. McDonald from disclosing “confidential information” as defined under his employment agreement. The non-disparagement covenant prohibits Mr. McDonald from making disparaging comments (oral or written) regarding the Company, or its officers, directors, employees, or stockholders. These two covenants are of an indefinite duration. The non-solicitation/non-compete covenant prohibits Mr. McDonald, for a period of two years following his termination of employment, from becoming employed by or providing services to any airline, air carrier or any company affiliated with an airline or air carrier and from soliciting or hiring certain employees of the Company for the benefit of any such company.

Estimate of Other Potential Post-Employment Payments

The following table quantifies the potential payments and benefits that may be made to Mr. McDonald at, following, or in connection with his termination of employment or a change of control.

Estimate of Mr. McDonald’s Other Potential Post-Employment Payments
Type of Payment	Involuntary Termination without Cause or Voluntary Termination with Good Reason Unrelated to a Change In Control ($)	Retirement ($)	Death ($)	Disability ($)	Change In Control Only ($)	Change In Control and Termination without Cause or with Good Reason ($)
Cash Compensation
Cash Severance	2,380,000					3,570,000
Success Sharing Payment	490,000	490,000	490,000	490,000		490,000
Long-Term Incentives
Stock Options - Unvested and Accelerated Awards		1,727,916	1,727,916	1,727,916	1,727,916	1,727,916
Restricted Stock - Unvested and Accelerated Awards		1,918,400	1,918,400	1,918,400	1,918,400	1,918,400
Irrevocable Trust Payment and Gross-Up	4,293,972		4,293,972	4,293,972		4,293,972
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	15,812			57,894		44,748
Life Insurance Payment			1,900,000
Perquisites and Tax Payments
Retiree Travel Benefit	10,094	10,094	6,355	10,094		10,094
Tax Gross-Up on Retiree Travel Benefit	46,676	46,676	29,388	46,676		46,676
Excise Tax & Gross-Up						2,638,167
Total	$7,236,554	$4,193,086	$10,366,031	$8,544,952	$3,646,316	$14,739,973

Other Potential Post-Employment Payments for Messrs. Brace and Tague and Ms. Field

The Company maintains certain plans and policies that will require the Company to pay compensation and provide certain benefits to Mr. Brace, Mr. Tague and Ms. Fields (individually referred to as “Executive”) at, following, or in connection with their termination of employment or a change of control of the Company. The material terms and conditions relating to these payments and benefits are the same for each of these Executives, except in the case of retirement. These material terms and conditions are described below.

Involuntary Termination Without “Cause” on December 31, 2006

If an Executive’s employment with the Company was involuntarily terminated without “cause” on December 31, 2006, the Executive would have been entitled to the following payments and benefits:

•       Lump-sum payment of cash severance benefit in an amount equal to two times the Executive’s base salary;

•       Payment of pro-rated 2006 annual incentive award under the Success Sharing Plan based on actual performance through the date of termination;

•       Provision of travel benefits for a period of two years following the date of termination (except in the case of Ms. Fields, who would have been entitled to retiree travel benefits); and

•       Continuation of certain health and welfare benefits for a period of two years following the date of termination.

Termination Due to Death or Disability on December 31, 2006

If the Executive’s employment with the Company was terminated due to the Executive’s disability or death on December 31, 2006, the Executive or the Executive’s estate (if applicable) would have been entitled to the following payments and benefits:

•       Payment of pro-rated 2006 annual incentive award under the Success Sharing Plan based on actual performance through the date of termination;

•       Immediate vesting of all outstanding and unvested stock options and unvested shares of restricted stock;

•       Extension of exercise period for outstanding stock options to one year from the date of termination (generally, exercise period ends three months following a termination of employment);

•       Provision of retiree travel benefits (in the case of death, spousal travel benefits);

•       In the case of disability, monthly benefits under applicable disability policies; and

•       In the case of death, proceeds of life insurance benefits as determined under applicable life insurance policies.

Termination Due to Retirement on December 31, 2006

Of the Executives, only Ms. Fields has satisfied the conditions to receive certain benefits upon retirement. If Ms. Fields had retired from the Company on December 31, 2006, she would have been entitled to the following benefits:

•       Payment of pro-rated 2006 annual incentive award under the Success Sharing Plan based on actual performance through the date of termination;

•       Immediate vesting of all outstanding and unvested stock options and unvested shares of restricted stock;

•       Extension of exercise period for outstanding stock options to remaining term of option (generally, exercise period ends three months following a termination of employment); and

•       Provision of retiree travel benefits.

“Change of Control” on December 31, 2006

If a “change of control” of the Company occurred on December 31, 2006, each Executive would have been entitled to the following benefits:

•       Immediate vesting of all outstanding and unvested stock options and unvested shares of restricted stock.

Estimate of Other Potential Post-Employment Payments

The following table quantifies the potential payments and benefits that may be made to Mr. Brace at, following, or in connection with Mr. Brace’s termination of employment or a change of control.

Estimate of Mr. Brace’s Other Potential Post-Employment Payments
Type of Payment	Involuntary Termination without Cause ($)	Death ($)	Disability ($)	Change In Control Only ($)
Cash Compensation
Cash Severance	1,048,000
Success Sharing Payment	366,800	366,800	366,800
Long-Term Incentives
Stock Options - Unvested and Accelerated Awards		2,303,876	2,303,876	2,303,876
Restricted Stock - Unvested and Accelerated Awards		7,673,600	7,673,600	7,673,600
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	15,812		68,409
Life Insurance Payment		1,900,000
Perquisites and Tax Payments
Travel Benefit	8,225	25,696	36,403
Tax Gross-Up on Travel Benefit	61,306	191,521	271,322
Total	$1,500,143	$12,461,493	$10,720,410	$9,977,476

The following table quantifies the potential payments and benefits that may be made to Mr. Tague at, following, or in connection with Mr. Tague’s termination of employment or a change of control.

Estimate of Mr. Tague’s Other Potential Post-Employment Payments
Type of Payment	Involuntary Termination without Cause ($)	Death ($)	Disability ($)	Change In Control Only ($)
Cash Compensation
Cash Severance	1,048,000
Success Sharing Payment	366,800	366,800	366,800
Long-Term Incentives
Stock Options - Unvested and Accelerated Awards		2,303,876	2,303,876	2,303,876
Restricted Stock - Unvested and Accelerated Awards		7,673,600	7,673,600	7,673,600
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	15,812		57,894
Life Insurance Payment		1,900,000
Perquisites and Tax Payments
Travel Benefit	3,137	8,676	13,780
Tax Gross-Up on Travel Benefit	24,844	68,721	109,145
Total	$1,458,593	$12,321,673	$10,525,095	$9,977,476

The following table quantifies the potential payments and benefits that may be made to Ms. Fields at, following, or in connection with Ms. Fields’ termination of employment or a change of control.

Estimate of Ms. Fields’ Other Potential Post-Employment Payments
Type of Payment	Involuntary Termination without Cause ($)	Retirement ($)	Death ($)	Disability ($)	Change In Control Only ($)
Cash Compensation
Cash Severance	674,000
Success Sharing Payment	185,350	185,350	185,350	185,350
Long-Term Incentives
Stock Options - Unvested and Accelerated Awards		1,148,436	1,148,436	1,148,436	1,148,436
Restricted Stock - Unvested and Accelerated Awards		3,836,800	3,836,800	3,836,800	3,836,800
Health and Welfare Benefits
Continuation of Health & Welfare Benefits	15,812			36,864
Life Insurance Payment			1,330,000
Perquisites and Tax Payments
Retiree Travel Benefit	25,865	25,865	12,932	25,865
Tax Gross-Up on Retiree Travel Benefit	99,309	99,309	49,654	99,309
Total	$1,000,336	$5,295,760	$6,563,172	$5,332,624	$4,985,236

Methodologies and Assumptions used for Calculating Other Potential Post-Employment Payments

For purposes of quantifying the other potential post-employment payments disclosed in the foregoing tables, the Company utilized the following assumptions and methodologies:

•       Date of triggering event: The date of each triggering event occurred on December 31, 2006.

•       Stock price: The price of a share of Company common stock on each triggering date was $44.00, the closing market price of the Company’s common stock on December 29, 2006, the last trading day of 2006.

•       Determination of cash severance: Following a qualifying triggering event, each named executive officer is entitled to cash severance, which was determined as follows:

–                    Mr. Tilton’s cash severance: three times the sum of base salary of $850,000 and estimated target bonus of $850,000 (Mr. Tilton’s severance multiple is two in the event Mr. Tilton incurs a qualifying termination of employment unrelated to a change of control).

–                    Mr. Brace’s cash severance: two times base salary of $524,000.

–                    Mr. Tague’s cash severance: two times base salary of $524,000.

–                    Mr. McDonald’s cash severance: three times the sum of base salary of $700,000 and estimated target bonus of $490,000 (Mr. McDonald’s severance multiple is two in the event Mr. McDonald incurs a qualifying termination of employment unrelated to a change of control).

–                    Ms. Fields’ cash severance: two times the sum of base salary of $337,000.

•       Value of Success Sharing Payment: Following a qualifying triggering event, each named executive officer would be entitled to payment of a pro-rated portion of the named executive officer’s target incentive award opportunity under the Success Sharing Plan. Since each named executive officer is assumed to have incurred a termination of employment on the last day of the year, the applicable Success Sharing payment would be equal to 100% of the named executive officer’s 2006 target annual incentive award opportunity.

•       Value of stock option awards subject to vesting acceleration: The value of each stock option award that was subject to vesting upon a triggering event was determined by multiplying the number of Shares subject to the option that were unvested as of December 31, 2006, by the excess (if any) of the closing share price of the Company’s common stock at year-end (i.e., $44.00 per share) over the exercise price of the option.

•       Value of restricted shares subject to vesting acceleration: The value of each restricted stock award that was subject to vesting upon a triggering event was determined by multiplying the number of Shares subject to the award that were unvested as of December 31, 2006, by the closing sharing price of the Company’s common stock at year-end (i.e., $44.00 per share).

•       Value of continuation of health and welfare benefits: The value of health and welfare benefits which are continued for a pre-defined period following certain qualifying triggering events was determined based on assumptions used for financial reporting purposes under Financial Accounting Standards

Board Statement of Financial Accounting Standards No. 106 (Employer’s Accounting for Postretirement Benefits Other Than Pensions).

•       Value of life insurance benefits: The value of life insurance benefits is based on the terms and conditions of the applicable life insurance contract in force on December 31, 2006.

•       Value of retiree travel benefits: The value of retiree travel benefits was determined by utilizing the following assumptions: (i) both the executive and the executive’s spouse utilizes the retiree travel benefit for a period of 20 years, (ii) the level of usage for each year is the same as the actual usage was for the executive and the executive’s spouse for 2006, and (iii) the incremental cost to the Company for providing retiree travel benefits for each year is the same as the actual incremental cost incurred by the Company for providing travel benefits to the executive and the executive’s spouse for 2006. On the basis of these assumptions, the Company determined the value of retiree travel benefits by calculating the present value of the assumed incremental cost of providing the benefit to the executive and the executive’s spouse over a 20-year period using a discount rate of 5.42%.

•       Value of travel benefits (not retiree eligible): The value of travel benefits which are continued for a period of two years following certain qualifying trigger events for Messrs. Brace and Tague was determined utilizing the same assumptions and methods utilized to determine the value of retiree travel benefits, except that the duration of the benefit is assumed to be two years.

•       Determination of tax gross-up on retiree and non-retiree travel benefits: The tax gross-up on retiree and non-retiree travel benefits was determined utilizing the same three assumptions stated above under “Value of retiree travel benefits.” Using these assumptions, the Company determined the value of the gross-up by calculating the present value of the executive’s assumed annual tax gross-up (the executive’s 2006 tax gross-up) over a twenty year period for retirees and a two year period for non-retirees using a discount rate of 5.42%.

•       Determination of excise tax payment and tax gross-up payment made in connection with a qualifying termination following change of control: The Company determined the amount of the excise tax payment by multiplying by 20% the “excess parachute payment” that would arise in connection with payments made to the applicable named executive officers upon a qualifying termination of employment following a change of control. The excess parachute payment was determined in accordance with the provisions of section 280G of the Internal Revenue Code (“Code”). If Mr. Tilton or Mr. McDonald is subject to an excise tax under section 4999 of the Code, then the Company generally would make a tax gross-up payment to such named executive officer (under certain circumstances, Mr. McDonald would not be eligible for such a tax gross-up payment which is explained in the narrative section describing Mr. McDonald’s potential post-employment payments). The Company utilized the following key assumptions to determine the applicable named executive officer’s tax gross-up payment: (i) the named executive officer’s income is taxed at the highest federal and applicable state marginal income tax rates and (ii) all stock options awards are deemed exercised upon the applicable triggering event.

•       Value of financial planning benefit: Mr. Tilton receives a $4,000 per year financial planning allowance following a qualifying triggering event. The value of this financial planning benefit was determined by multiplying the $4,000 per year allowance by the applicable severance multiple, which is three for a termination related to a change of control and two in the event of a qualifying termination of employment that is unrelated to a change of control.

•       Determination of tax gross-up on payments from Mr. McDonald’s Secular Trust: Following a qualifying trigger event, Mr. McDonald’s right to assets held in the irrevocable trust established on his behalf becomes vested. On December 31, 2006, the value of the assets that would vest upon a qualifying trigger event equaled $2.6 million. This amount would be distributed to Mr. McDonald within 30 days from the date of vesting. The Company will make a special tax payment to Mr. McDonald that is intended to cover any income and employment tax liability that Mr. McDonald incurs upon the vesting of any portion of the assets held in the irrevocable trust and any income and tax liability that Mr. McDonald would incur as a result of the special payment. The Company utilized the following key assumptions to determine Mr. McDonald’s special tax payment: (i) Mr. McDonald’s income is taxed at the highest federal marginal income tax rate and (ii) Mr. McDonald’s income is taxed as the highest applicable state marginal income tax rate.

DIRECTOR COMPENSATION

We do not pay directors who are employees of the Company additional compensation for their services as directors. To attract and retain the services of experienced and knowledgeable non-employee directors, up to 175,000 shares of common stock were made available under our Director Equity Incentive Plan, which we refer to as the DEIP.

Under the DEIP, non-employee directors may receive as compensation periodic awards, stock compensation and cash compensation. Periodic awards are equity-based awards including options, restricted stock, stock appreciation rights and/or shares that are granted to non-employee directors from time to time at the discretion of the Board of Directors. A cash and/or share account is established and maintained on behalf of the non-employee directors. Non-employee directors may defer the receipt of some or all cash compensation through credits to his or her cash and/or share account, and may defer the receipt of shares that would otherwise be issued under a periodic award through credits to his/her share account. Distribution from the cash and/or share accounts will be made, if in a lump sum, or will commence, if in installments, as soon as administratively practicable after January 1 of the year following the year the non-employee director terminates his/her position as a director of the Company.

We consider it important for our directors to understand our business and to have exposure to our operations and employees. For that reason, we provide free transportation and free cargo shipment on United to our directors and their spouses and eligible dependent children. We reimburse our directors for income taxes resulting from actual use of the travel and shipment privileges. A director who retires from the Board with at least five years of Company creditable service will receive free travel and cargo benefits for life, subject to certain exceptions.

From February 1, 2006, when the Company emerged from bankruptcy, to December 31, 2006, compensation for non-employee directors included the following:

-                                            annual retainer of $20,000;

-                                            $1,000 for each Board and Board committee meeting attended;

-                                            annual retainer of $5,000 for the chairperson of certain Board committees (other than the chairman of Audit Committee and Lead Director of the Board who each receive an annual retainer of $10,000); and

-                                            a one-time grant of 10,000 shares of common stock in 2006 to each non-employee director pursuant to the DEIP.

The Board has approved a policy that each director must hold at least $100,000 in fair market value of the Company’s common stock during each director’s tenure on the Board.

The following table represents the cost of director compensation in 2006 for each director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
ACTIVE DIRECTORS
Richard J. Almeida	44,333	369,500	13,085	426,918
Mark A. Bathurst	0	0	7,368	7,368
Mary K. Bush	10,667	269,800	1,056	281,523
Stephen R. Canale	0	0	744	744
W. James Farrell	50,100	369,500	5,312	424,912
Walter Isaacson	40,917	369,500	3,570	413,987
Robert D. Krebs	34,333	369,500	14,524	418,357
Robert S. Miller	44,000	369,500	2,952	416,452
James J. O’Connor	70,100	369,500	9,137	448,737
David J. Vitale	36,000	369,500	2,746	408,246
John H. Walker	53,200	369,500	15,706	438,406
FORMER DIRECTORS
W. Douglas Ford	5,100	0	70,868	75,968
Dipak C. Jain	6,225	0	14,672	20,897
Janet Langford Kelly	18,420	369,500	8,292	396,212
Hazel R. O’Leary	0	0	2,709	2,709
Paul E. Tierney, Jr.	8,925	0	15,545	24,470
George B. Weiksner	4,200	0	13,261	17,461

(1)           With respect to each grant, the amounts disclosed generally reflect the compensation cost that the Company recognized for financial accounting purposes in 2006 in accordance with FAS 123R. The assumptions used in calculating the grant-date fair value of each stock award are disclosed in footnotes to the Company’s financial statements that are set forth in the Company’s 2006 Form 10-K Annual Report.

(2)           With the exception of Mr. Ford and Ms. O’Leary, all other compensation represents the total amounts paid to each director or former director, as applicable, as reimbursement for taxes paid in connection with the directors unlimited positive space travel on United Airlines for 2006. With respect to Mr. Ford, $15,409.82 is attributable to tax reimbursements and the remaining $55,458.51 represents payments of deferred compensation under the UAL Corporation 1995 Directors Plan. This compensation represents the payment of deferred meeting and retainer fees for 2004 and 2005, plus accrued interest, and was paid upon Mr. Ford’s departure from the Board in February 2006. With respect to Ms. O’Leary, approximately $800 is attributable to tax reimbursements and the remaining $1,900 represents the payment of deferred meeting and retainer fees for 2003, which was paid to Ms. O’Leary in January 2006.

AUDIT COMMITTEE DISCLOSURES

Independent Public Accountants

The Audit Committee has reappointed Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007. Deloitte & Touche LLP was the Company’s independent auditor for the fiscal year ended December 31, 2006.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the Annual Meeting.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee of the UAL Board of Directors adopted a policy on pre-approval of services of independent accountants in October 2002. The policy provides that the Audit Committee shall pre-approve all audit and non-audit services to be provided to the Company and its subsidiaries and affiliates by its auditors. The process by which this is carried out is as follows:

For recurring services, the Audit Committee reviews and pre-approves Deloitte & Touche LLP’s annual audit services and employee benefit plan audits in conjunction with the Committee’s annual appointment of the outside auditors. The materials include a description of the services along with related fees. The Committee also reviews and pre-approves other classes of recurring services along with fee thresholds for pre-approved services. In the event that the pre-approval fee thresholds are met and additional services are required prior to the next scheduled Committee meeting, pre-approvals of additional services follow the process described below.

Any requests for audit, audit-related, tax and other services not contemplated with the recurring services approval described above must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the Chairman of the Audit Committee. The Chairman must update the Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

On a periodic basis, the Audit Committee reviews the status of services and fees incurred year-to-date and a list of newly pre-approved services since its last regularly scheduled meeting. Our Audit Committee has considered whether the 2006 non-audit services provided by Deloitte & Touche LLP are compatible with maintaining auditor independence.

Independent Accountant Fees

The aggregate fees billed for professional services rendered by Deloitte & Touche LLP in 2006 and 2005 are as follows:

Service	2006	2005
Audit Fees	$3,594,800	$3,250,770
Audit-Related Fees	509,489	578,000
Tax Fees	1,000,563	956,211
All Other Fees	198,229	539,343
Total	$5,303,081	$5,324,324

Audit Fees

Fees for audit services related to 2006 and 2005 consist of audits of the Company’s consolidated financial statements, limited reviews of the Company’s consolidated quarterly financial statements, statutory audits of the Schedule of Passenger Facility Charges and statutory audits of certain subsidiaries’ financial statements. The 2006 and 2005 audit fees also include the impact of the attestation work performed by Deloitte & Touche LLP related to Sarbanes-Oxley.

Audit Related Fees

Fees for audit-related services billed in 2006 and 2005 consisted of audits of employee benefit plans, the United Airlines Foundation, financial accounting and reporting consultations, Sarbanes-Oxley Act assistance and bankruptcy accounting consultation.

Tax Fees

Fees for tax services in 2006 and 2005 consisted of assistance with tax issues in certain foreign jurisdictions, preparation of expatriate tax returns, state tax returns and bankruptcy tax assistance.

All Other Fees

Fees for all other services billed in 2006 and 2005 consisted of the preparation of employee payroll tax filings, annual tax software license fees and expatriate tax consultations.

All of the services in 2006 and 2005 under the Audit Related, Tax and All Other Fees categories above have been approved by the Audit Committee pursuant to paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X of the Exchange Act.

Audit Committee Report

UAL CORPORATION

UAL Audit Committee Report

To the Board of Directors of UAL Corporation:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2006.

We have discussed with Deloitte & Touche LLP the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

We have received the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and have discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions referred to above, we recommend to the Board of Directors that the audited financial statements be included in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2006.

Respectfully submitted,
David J. Vitale, Chairman Richard J. Almeida Mary K. Bush Robert S. Miller John H. Walker

SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

If a stockholder of record wishes to submit a proposal for inclusion in next year’s proxy statement, the proposal must be received by us no later than November 22, 2007 and otherwise comply with SEC rules. Failure to otherwise comply with SEC rules will cause your proposal to be excluded from the proxy materials. All notices must be submitted to Paul R. Lovejoy, Senior Vice President, General Counsel and Secretary, UAL Corporation, 77 W. Wacker Drive, Chicago, Illinois 60601.

Additionally, we must receive notice of any stockholder proposal to be submitted at next year’s annual meeting of stockholders (but not required to be included in the related proxy statement) by January 11, 2008, or such proposal will be considered untimely pursuant to Rule 14a-4 under the Securities Exchange Act of 1934, as amended, and the persons named in the proxies solicited by management may exercise discretionary voting authority with respect to such proposal.

To propose business or nominate a director at the 2008 annual meeting, proper notice must be submitted by a stockholder of record no later than January 11, 2008 in accordance with our Bylaws. The notice must contain the information required by the Bylaws. No business proposed by a stockholder can be transacted at the annual meeting, and no nomination by a stockholder will be considered, unless the notice satisfies the requirements of the Bylaws. If we do not receive notice of any other matter that you wish to raise at the annual meeting in 2008 on or before January 11, 2008, our Bylaws provide that the matter shall not be transacted and the nomination shall not be considered.

ANNUAL REPORT

A copy of our summary Annual Report for the year ended December 31, 2006, has been mailed to you on or about March 26, 2007 with this Proxy Statement. Additional copies of the summary Annual Report and this Notice of Annual Meeting and Proxy Statement, and accompanying proxy card may be obtained from our Corporate Secretary at UAL Corporation, 77 W. Wacker Drive, Chicago, Illinois 60601.

COPIES OF OUR FORM 10-K FILED WITH THE SEC MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO PAUL R. LOVEJOY, SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY, UAL CORPORATION, 77 W. WACKER DRIVE, CHICAGO, ILLINOIS 60601. YOU CAN ALSO OBTAIN A COPY OF OUR FORM 10-K AND OTHER PERIODIC FILINGS FROM THE SEC’S EDGAR DATABASE AT WWW.SEC.GOV.

OTHER BUSINESS

Management knows of no other matters to be brought before the Annual Meeting. It is the case, however, that the enclosed proxy card grants the persons named in the proxy card the authority to vote on all other matters properly presented at the Annual Meeting in accordance with their best judgment.

2007 Annual Meeting Admission Ticket

Annual Meeting of Stockholders of UAL Corporation

May 10, 2007 10:30 a.m.

The Field Museum

The James Simpson Theater

1400 S. Lake Shore Drive

Chicago, IL  60605

Upon arrival, please present this admission ticket
and photo identification at the registration desk.

You must present this ticket to the UAL Corporation representative at the West Entrance to The Field Museum, The James Simpson Theater, to be admitted to the Annual Meeting. Please visit The Field Museum’s website at www.fieldmuseum.org/plan_visit for directions to The Field Museum, parking information, access via public transportation and a campus map.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy – UAL Corporation

The undersigned, having received the Notice of Annual Meeting and Proxy Statement, hereby appoints Glenn F. Tilton, James J. O’Connor and W. James Farrell and each of them, as proxies with full power of substitution, for and in the name of the undersigned, to vote all shares of Common Stock of UAL Corporation owned of record by the undersigned on the matters listed in this proxy and, in their discretion, on such other matters as may properly come before the Annual Meeting of Stockholders to be held at The Field Museum, The James Simpson Theater, 1400 S. Lake Shore Drive, Chicago, IL  60605 on May 10, 2007 at 10:30 a.m. and any adjournments or postponements thereof, unless otherwise specified herein.

This proxy when properly executed will be voted in the manner directed.  If no direction is made, this proxy will be voted FOR proposal 1. In their discretion, the proxies are authorized to vote upon other business as may properly come before the Annual Meeting.

You are encouraged to specify your choices by marking the appropriate box SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.  The proxies cannot vote your shares unless you vote by phone, Internet or sign and return this card.

Admission Ticket

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 12:00 midnight, Central Daylight Time, on May 8, 2007.

Vote by Internet

•        Log on to the Internet and go to
www.investorvote.com

•        Follow the steps outlined on the secured website.

Vote by telephone

•        Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•        Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed.

1. Election of Directors
	For	Withhold		For	Withhold		For	Withhold
01 - Richard J. Almeida	[ ]	[ ]	02 -Mary K. Bush	[ ]	[ ]	03 - W. James Farrell	[ ]	[ ]

	For	Withhold		For	Withhold		For	Withhold
04 - Walter Isaacson	[ ]	[ ]	05 - Robert D. Krebs	[ ]	[ ]	06 - Robert S. Miller	[ ]	[ ]

	For	Withhold		For	Withhold		For	Withhold
07 -James J. O’Connor	[ ]	[ ]	08 - Glenn F. Tilton	[ ]	[ ]	09 - David J. Vitale	[ ]	[ ]

	For	Withhold
10 - John H. Walker	[ ]	[ ]

B Non-Voting Items

Change of Address — Please print your new address below.

C  Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)